Exhibit 2.1

Exeuction Version

PURCHASE AND SALE AGREEMENT

by and between

MIDCON COMPRESSION, L.L.C.

as Seller

and

EXLP OPERATING LLC

as Buyer

5.17	MidCon Assets	20
5.18	Prepayments	21
5.19	Absence of Certain Changes	21
5.20	Sufficiency of MidCon Assets	21
5.21	Credit Support	21
5.22	Insurance	22
5.23	Parent	22
5.24	ACMP Agreement Terminations	22
5.25	Execution Date Working HP and Execution Date Idle HP	22

ARTICLE VI BUYER REPRESENTATIONS AND WARRANTIES		22

6.1	Organization; Existence	22
6.2	Authorization	23
6.3	No Conflicts	23
6.4	Bankruptcy	23
6.5	Brokers’ Fees	23
6.6	Claims and Litigation	23
6.7	Consents	24
6.8	Financing	24
6.9	Replacement Contract	24
6.10	Independent Evaluation	24

ARTICLE VII CERTAIN AGREEMENTS		24

7.1	Conduct of Business	25
7.2	Casualty or Condemnation Loss	26
7.3	Permits	28
7.4	Non-Solicitation of Employees	28
7.5	Exclusivity	29
7.6	Enforcement of Third Party Warranties, Guarantees and Indemnities	29
7.7	Commercially Reasonable Efforts	29
7.8	Regulatory Filings	29
7.9	Employees	30
7.10	Publicity	33
7.11	Non-Competition	34
7.12	ACMP Agreement Terminations and the Replacement Contract	35
7.13	Excluded Real Property	35
7.14	Excluded Compression Units	35
7.15	Assistance	36
7.16	Seller Marks; Change of Name	37
7.17	Insurance	37
7.18	Bulk Transfer Laws	37
7.19	LandCo Transfer of Real Property	38
7.20	Amendment of Schedules and Exhibits	38
7.21	New Compression Units	38
7.22	Consents to Assign	38
7.23	Compass Contract	39
7.24	Survey	39

7.25	Inventory	39

ARTICLE VIII BUYER’S CONDITIONS TO CLOSING		39

8.1	Representations	39
8.2	Performance	40
8.3	Certificate	40
8.4	No Legal Proceedings	40
8.5	Replacement Contract	40
8.6	Closing Deliverables	40

ARTICLE IX SELLER’S CONDITIONS TO CLOSING		40

9.1	Representations	40
9.2	Performance	40
9.3	Certificate	41
9.4	No Legal Proceedings	41
9.5	ACMP Agreement Termination	41
9.6	Closing Deliverables	41

ARTICLE X CLOSING		41

10.1	Date of Closing	41
10.2	Place of Closing	41
10.3	Closing Obligations	41
10.4	Records	43

ARTICLE XI ASSUMPTION; INDEMNIFICATION; SURVIVAL		43

11.1	Assumption by Buyer	43
11.2	Indemnities of Seller	44
11.3	Indemnities of Buyer	44
11.4	Limitation on Liability	44
11.5	Exclusive Remedy	45
11.6	Indemnification Procedures	46
11.7	Survival	47
11.8	No Setoff	48
11.9	No Duplication	48
11.10	Non-Compensatory Damages	48
11.11	Express Negligence	49
11.12	Tax Treatment of Indemnification Payments	49
11.13	Indemnification Net of Insurance Proceeds	49

ARTICLE XII TERMINATION, DEFAULT AND REMEDIES		49

12.1	Right of Termination	49
12.2	Right of Specific Performance; Effect of Termination	50
12.3	Return of Documentation and Confidentiality	53

ARTICLE XIII MISCELLANEOUS		53

13.1	Appendices, Exhibits and Schedules	53
13.2	Expenses and Taxes	53

13.3	Assignment	55
13.4	Preparation of Agreement	55
13.5	Notices	55
13.6	Further Cooperation	57
13.7	Filings, Notices and Certain Governmental Approvals	57
13.8	Entire Agreement; Conflicts	58
13.9	Successors and Permitted Assigns	58
13.10	Parties in Interest	58
13.11	Amendment	58
13.12	Waiver; Rights Cumulative	58
13.13	Governing Law; Jurisdiction; Venue; Jury Waiver	59
13.14	Severability	59
13.15	Counterparts	59
13.16	Specific Performance	59
13.17	LandCo	60

LIST OF APPENDIXES, EXHIBITS AND SCHEDULES

Appendixes

Appendix I — Definitions

Exhibits

Exhibit A-1	—	Compression Units
Exhibit A-2	—	Real Property
Exhibit A-3	—	Inventory
Exhibit A-4	—	Personal Property
Exhibit A-5	—	Vehicles and Vehicle Equipment
Exhibit B	—	Intentionally Omitted
Exhibit C	—	Form of Assignment and Bill of Sale
Exhibit D-1	—	Form of Seller Parent Guaranty
Exhibit D-2	—	Form of Buyer Parent Guaranty
Exhibit E	—	Form of Replacement Contract
Exhibit F	—	Form of LandCo Deed
Exhibit G	—	Form of Transition Services Agreement

Schedules

Schedule 5.3	—	No Conflicts
Schedule 5.7(a)	—	Claims
Schedule 5.7(b)	—	Litigation
Schedule 5.8	—	Violation of Laws
Schedule 5.9(a)	—	Defaults Under ACMP Agreements
Schedule 5.9(b)	—	Defaults Affecting W/I Rights or Under Compass Contract
Schedule 5.10	—	Consents
Schedule 5.12	—	Taxes
Schedule 5.13(a)	—	Environmental Orders and Enforcement Actions
Schedule 5.13(b)	—	Environmental Laws
Schedule 5.15(a)	—	Employee Benefits
Schedule 5.15(i)	—	Employee Payments and Vesting
Schedule 5.16	—	Business Employees
Schedule 5.17(a)	—	Defensible Title
Schedule 5.17(b)	—	Title
Schedule 5.17(d)	—	Condemnation and Eminent Domain
Schedule 5.19	—	Absence of Changes
Schedule 5.21	—	Credit Support
Schedule 5.22	—	Insurance
Schedule 5.25	—	Execution Date Working HP and Execution Date Idle HP
Schedule 7.1	—	Conduct of Business

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into the 27th day of February, 2014 (the “Execution Date”), between MidCon Compression, L.L.C., an Oklahoma limited liability company (“Seller”), and EXLP Operating LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller may be referred to collectively as the “Parties” or individually as a “Party.”

Recitals

Seller and LandCo hold the MidCon Assets (as hereinafter defined), which assets are used (or are, or will be, available to be used) by Seller for the provision of services to Access (as hereinafter defined) for the compression of natural gas and related services under the ACMP Agreements (as hereinafter defined) (such activities under the ACMP Agreements and with respect to such assets, the “Compression Business”).

Upon the terms and subject to the conditions of this Agreement, Seller desires to sell and transfer to Buyer, and Buyer desires to acquire from Seller, the MidCon Assets (the “Sale”).  Buyer desires to enter into the Replacement Contract (as hereinafter defined) relating to the MidCon Assets as contemplated pursuant to Section 7.11, in accordance with this Agreement.

The Sale will be consummated on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1                               Defined Terms.  Capitalized terms used herein and not otherwise defined will have the meanings given such terms in Appendix I.

1.2                               References and Rules of Construction.  All references in this Agreement to Exhibits, Appendixes, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendixes, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited.  The word “including” (in its various forms) means including without limitation.  All references to “$” or “dollars” will be deemed references to United States dollars.  Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP.  Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires.  References to any Law or agreement means such Law or agreement as it may be amended from time to time.  The word “will” shall be construed to have the same meaning and effect as the word “shall” and vice versa. The dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

ARTICLE II
ASSET ACQUISITION

2.1                               Asset Acquisition.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller agrees to sell, assign, transfer and convey, and Buyer agrees to purchase and acquire from Seller the following interests and properties, excluding the Excluded Assets (such interests and properties described in this Section 2.1, other than the Excluded Assets, collectively, the “MidCon Assets”):

(a)                            (i) subject to Section 7.14, (A) the compression equipment set forth on Exhibit A-1 (the “Existing Compression Units”) and (B) any compression equipment not set forth on Exhibit A-1 that is requested on or after the Execution Date under an ACMP Agreement and is billing under an ACMP Agreement prior to the Closing (collectively, and for the avoidance of doubt excluding any New Compression Units, the “Additional Compression Units” and, together with the Existing Compression Units, the “Compression Units”) and (ii) any New Compression Unit Purchase Order created pursuant to Section 7.21;

(b)                            subject to Section 7.13, the Real Property, together with all facilities and improvements located thereon (subject to Section 7.13, such facilities and improvements, the “Facilities” and together with the Compression Units and, subject to Section 7.13, the Real Property, the “Properties”);

(c)                             Seller’s right, title and interest in all inventory, including manufactured and purchased parts, supplies, lube oil, conex boxes, tools, machinery, engines and equipment, in each case that is primarily used or primarily held for use by Seller in connection with the Large Compression Units, which inventory is set forth on Exhibit A-3 (the “Inventory”);

(d)                            Seller’s right, title and interest in all personal and mixed property that is set forth on Exhibit A-4 (such properties, the “Personal Property”);

(e)                             Seller’s and LandCo’s right, title and interest in all Permits held by Seller of LandCo to the extent primarily related to the MidCon Assets or the conduct of the Compression Business, but only to the extent transferable under applicable Law (the “Acquired Permits”);

(f)                              Seller’s right, title and interest in and to all product warranties, indemnities and similar contracts and contract rights in favor of Seller (i) against Third Parties, to the extent (and only to the extent) relating to the MidCon Assets (the “W/I Rights”) and (ii) against Compass, to the extent (and only to the extent) relating to the MidCon Assets, under the Compass Contract (the “Compass W/I Rights”);

(g)                             the vehicles set forth on Exhibit A-5 (the “Vehicles”), together with the equipment thereon or therein, including the equipment set forth on Exhibit A-5 (the “Vehicle Equipment”);

(h)                            Seller’s and LandCo’s right, title and interest in and to all rights, claims and causes of action (in each case) against Third Parties and, solely with respect to the Compass Contract, Compass, to the extent (and only to the extent) attributable to the MidCon Assets or the conduct of the Compression Business, but only to the extent assignable and primarily relating to the Assumed Obligations; and

(i)                                to the extent (and only to the extent) primarily relating to the MidCon Assets described above or the conduct of the Compression Business, originals (if available, or copies, if originals are not available) and copies in digital form (including the right to use such copies), of all files and records (including Tax Records, financial records, purchase records, overhaul, run-time, through-put and maintenance records, employee records primarily relating to the Business Employees, and written correspondence (other than email) since February 1, 2013 primarily relating to the scope, method, quality or manner of services performed under the ACMP Agreements), maps, information, documents and data, in each case, to the extent in Seller’s or LandCo’s possession or control (collectively, but excluding any of the foregoing items to the extent constituting an Excluded Asset, the “Records”).

2.2                               Excluded Assets.  Notwithstanding anything to the contrary set forth in this Agreement, Seller will reserve and retain all of the Excluded Assets and, for the avoidance of doubt, the MidCon Assets shall not include the Excluded Assets.

2.3                               Revenues and Expenses.

(a)                            Seller will remain entitled to all revenues and will remain responsible for all Operating Expenses, in each case, attributable to the MidCon Assets for the period of time prior to the Effective Time.  Except in connection with the payment of the Purchase Price to Seller, subject to the occurrence of the Closing, Buyer will be entitled to all revenues and will be responsible for all Operating Expenses, in each case, attributable to the MidCon Assets for the period of time on and after the Effective Time.  In addition, Buyer will be responsible for all New Compression Unit Costs, regardless of if such costs are incurred prior to, on or after the Effective Time.  All Operating Expenses attributable to the MidCon Assets, in each case, that are (i) incurred with respect to operations conducted prior to the Effective Time will be paid by Seller and (ii) incurred with respect to operations conducted from and after the Effective Time will be paid by Buyer.

(b)                            If, after the Closing, (i) any Party (or its Affiliate) receives monies belonging to the other Party pursuant to Section 2.3(a), then such amount will, within 15 Business Days after the end of the month in which such amounts were received, be paid over to the proper Party, (ii) a Party (or its Affiliate) receives an invoice of an expense or obligation that is payable by the other Party pursuant to Section 2.3(a), then such Party receiving the invoice will promptly forward such invoice to the Party obligated to pay the same, (iii) an invoice or other evidence of an obligation is received by a Party (or its Affiliate) that is partially an obligation of both Seller and Buyer pursuant to Section 2.3(a), then the Parties will consult with each other, and each will promptly pay its portion of such obligation to the obligee pursuant to Section 2.3(a) or (iv) any Party (or its Affiliate) pays monies for Operating Expenses properly invoiced and incurred that are the obligation of the other Party pursuant to Section 2.3(a), then such other Party will, within 15 Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received, reimburse the Party that paid such Operating Expenses. Any payments made pursuant to this Section 2.3(b) will constitute an adjustment of the Purchase Price for Tax purposes and will be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.

2.4                               Parent Guaranty.  Simultaneously with the execution and delivery of this Agreement, (a) Seller Parent has executed and delivered to Buyer the Seller Parent Guaranty and (b) Buyer Parent has executed and delivered to Seller the Buyer Parent Guaranty.

ARTICLE III
CONSIDERATION

3.1                               Consideration.  The consideration for the transfer by Seller and LandCo of the MidCon Assets to Buyer, the transactions contemplated hereby and the assumption of the Assumed Obligations by Buyer will be an amount equal to $360,460,000 (the “Purchase Price”) to be paid in cash by Buyer (as adjusted pursuant to Section 3.2) by wire transfer in immediately available funds at Closing as provided for in this Agreement.

3.2                               Adjustments to Purchase Price.  The Purchase Price will be adjusted as follows (and the resulting amount will be herein called the “Adjusted Purchase Price”):

(a)                            The Purchase Price will be adjusted upward by the following amounts (without duplication):

(i)                                     if the Compression Unit Amount is positive, an amount equal to the Compression Unit Amount;

(ii)                                  the amount of all Taxes prorated to Buyer in accordance with Section 13.2 but paid or payable by Seller; and

(iii)                               an amount equal to all Operating Expenses paid by Seller (if any) that are incurred with respect to the period of time on and after the Effective Time, whether paid before, on or after the Effective Time, without duplication of amounts paid by Buyer or its Affiliates to Seller or its Affiliates under Section 2.3 for such Operating Expenses.

(b)                            The Purchase Price will be adjusted downward by the following amounts (without duplication):

(i)                                     all amounts determined pursuant to Section 7.2(c)(ii) and/or Section 7.2(d) to be applied as an adjustment to the Purchase Price for any casualty or condemnation loss;

(ii)                                  an amount equal to the Excluded Real Property Amount (if any);

(iii)                               if the Compression Unit Amount is negative, an amount equal to the absolute value of the Compression Unit Amount;

(iv)                              the Inventory Amount (if any);

(v)                                 the amount of all Taxes prorated to Seller in accordance with Section 13.2 but paid or payable by Buyer; and

(vi)                              the amount that is equal to the sum of all revenues attributable to the ACMP Agreements and/or the MidCon Assets received by Seller (if any) and earned with respect to the period of time on or after the Effective Time, without duplication of amounts paid by Seller or its Affiliates to Buyer or its Affiliates under Section 2.3 for such revenues.

(c)                             In addition to the adjustments set forth in Section 3.2(a) and Section 3.2(b), the Purchase Price will be deemed adjusted following Closing pursuant to Section 2.3(b) and Section 11.12; provided, however, that no such deemed adjustment shall result in any duplication of recovery by either Party.

3.3                               Deposit.  On the first Business Day following the Execution Date, Buyer shall pay to the Escrow Agent, by wire transfer or delivery of other immediately available funds an amount equal to $17,000,000 (such amount, together with any interest accruing thereon, the “Deposit”).  The Escrow Agent will hold the Deposit in the Escrow Account in accordance with this Agreement and the Escrow Agreement.  In the event the Closing occurs, Seller shall be entitled to the Deposit in full and, at the Closing, the Deposit shall be credited against the Purchase Price and released to the Seller.

3.4                               Inventory and Preliminary Settlement Statement.

(a)                            Following the Execution Date, Buyer will use its commercially reasonable efforts to complete an audit of the Inventory set forth on Exhibit A-3 to be received by Buyer at Closing (the “Inventory Audit”).  At least five Business Days prior to Closing, Buyer will deliver a notice to Seller setting forth (i) a list of the Inventory (if any) set forth on Exhibit A-3 that was not accounted for in the Inventory Audit (the “Missing Inventory”) and (ii) the amount by which the value of the Missing Inventory (based on the Scheduled Value) exceeds $250,000 (such amount, the “Inventory Amount”).  Until one Business Day prior to Closing Seller shall have the right, but not the obligation, to replace any of the Missing Inventory and to provide written notice to Buyer of the value of such replacement Inventory (based on the Scheduled Value) and the related adjustment to the Inventory Amount.

(b)                            Not earlier than 10 Business Days prior to Closing and not later than five Business Days prior to the Closing (such date of delivery, the “Preliminary Settlement Statement Date”), Seller will prepare in good faith and submit to Buyer for review (i) a draft settlement statement (the “Preliminary Settlement Statement”) that will set forth an estimate of the Adjusted Purchase Price, reflecting (A) each proposed adjustment to be made in accordance with this Agreement as of the Closing Date, including the Closing Date Working HP and the Closing Date

Idle HP, (B) the calculation of the adjustments used to determine such amount, and (C) the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 10.3(b)(vi) and (ii) a revised version of Exhibit A-1, updated to include any Additional Compression Units.  Within four Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes that Buyer proposes in good faith to be made to the Preliminary Settlement Statement, if any, together with a reasonable explanation of such changes.  The adjustments set forth in the Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided, that, if the Parties cannot agree on any individual adjustment set forth in the Preliminary Settlement Statement (other than with respect to the Compression Unit Amount) prior to the Closing, then such adjustment (other than with respect to the Compression Unit Amount) as presented by Seller in good faith in the Preliminary Settlement Statement will be used to adjust the Purchase Price at Closing and with respect to the Compression Unit Amount, the adjusted Compression Unit Amount, if any, delivered by written notice to Seller by Buyer pursuant to Section 7.14(c) will be used to adjust the Purchase Price at Closing.

3.5                               Final Settlement Statement.  On or before the date that is 120 days following the Closing Date, a final settlement statement (the “Final Settlement Statement”), will be prepared by Seller in good faith based on actual values at the Closing and that takes into account all final adjustments made to the Purchase Price as determined by Seller in good faith and shows the resulting final Adjusted Purchase Price.  The Final Settlement Statement will set forth the actual values and the amounts for the adjustments required by this Agreement.  Seller will supply reasonable documentation in the possession or control of Seller or any of its Affiliates to support the items for which adjustments are proposed or made in the Final Settlement Statement and a reasonable explanation of any such adjustments.  As soon as practicable, and in any event within 45 days after receipt of the Final Settlement Statement, Buyer will deliver to Seller a written report containing any proposed changes to the Final Settlement Statement and a reasonable explanation of any such changes (the “Dispute Notice”).  Any changes related to the Final Settlement Statement not included in the Dispute Notice will be deemed waived and Seller’s determinations with respect to those adjustments set forth in the Final Settlement Statement that are not addressed in the Dispute Notice will prevail.  If Buyer fails to timely deliver a Dispute Notice to Seller containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Seller will be deemed to be mutually agreed upon by the Parties and will be final and binding upon the Parties.  If the final Adjusted Purchase Price set forth in the Final Settlement Statement is mutually agreed upon (or deemed to be agreed upon) by Seller and Buyer, the Final Settlement Statement and the final Adjusted Purchase Price, will be final and binding on the Parties.  Once the final Adjusted Purchase Price has been agreed upon (or deemed to be agreed upon) by the Parties pursuant to this Section 3.5 or determined by the Accounting Arbitrator pursuant to Section 3.6, as applicable, then, within five Business Days of such agreement (or deemed agreement) or such determination (as applicable), if the final Adjusted Purchase Price is (a) more than the Adjusted Purchase Price used at Closing pursuant to Section 3.4, Buyer will pay to an account designated by Seller the amount of such difference, and (b) less than the Adjusted Purchase Price used at Closing pursuant to Section 3.4, Seller will pay to an account designated by Buyer the amount of such difference, in each case, by wire transfer in immediately available funds no later than five

Business Days after the date such final Adjusted Purchase Price is agreed upon (or deemed to be agreed upon) pursuant to this Section 3.5 or determined pursuant to Section 3.6, as applicable.

3.6                               Disputes.  If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice (if any), including the Inventory received by Buyer at Closing or the value thereof as of the Closing Date, each of Buyer and Seller will within 30 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such disputed adjustment(s) that have not been resolved by Seller and Buyer prior to the end of such 30 Business Day period in a written document (an “Arbitration Notice”) and submit such summaries to the Houston, Texas office of Ernst & Young LLP (or if Ernst & Young LLP is unable or unwilling to serve as arbitrator within 20 days after receipt of a written request from the Parties to serve and absent agreement by the Parties as to a replacement for such arbitrator within 10 Business Days after notification that Ernst & Young LLP is unable or unwilling to serve, the arbitrator will be a nationally recognized accounting firm not materially affiliated with Seller or Buyer selected by the Houston, Texas office of the AAA) (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement, this Agreement and any other documentation such Party may desire to submit.  The Parties will instruct the Accounting Arbitrator that, within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator will render a decision choosing either Seller’s position in the Final Settlement Statement presented by Seller or Buyer’s position in the Dispute Notice (in each case) with respect to each adjustment addressed in an Arbitration Notice, whichever is most accurate based on the terms of the Agreement and the materials described above.  Notwithstanding the foregoing sentence, the Accounting Arbitrator will calculate only the matters addressed in an Arbitration Notice that are not otherwise resolved and agreed upon in writing by Seller and Buyer after delivery of such Arbitration Notice.  Absent fraud, each choice between Seller’s position and Buyer’s position with respect to any adjustment that is rendered by the Accounting Arbitrator in accordance with this Section 3.6 will be final, conclusive and binding on Seller and Buyer and will be enforceable against each of the Parties in any court of competent jurisdiction.  The costs of such Accounting Arbitrator will be borne one-half by Buyer and one-half by Seller. The final Adjusted Purchase Price set forth in the Final Settlement Statement incorporating the adjustment amounts determined by the Accounting Arbitrator in accordance with this Section 3.6, in addition to the adjustment amounts agreed to in writing by the Parties, will be final and binding on the Parties (other than with respect to amounts not accounted for therein or settled thereby).  The Accounting Arbitrator will be authorized to resolve only the specific disputed aspects of the Final Settlement Statement submitted by the Parties as provided above and may not award damages, interest (other than with respect to Section 3.3) or penalties to any Party with respect to any matter, notwithstanding any AAA Rules to the contrary.

3.7                               Allocation.

(a)                            The Purchase Price (plus Assumed Obligations, to the extent properly taken into account under the Code), will be allocated among the MidCon Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and, if applicable, any similar provision of state, local or foreign Law) (the “Allocation”).  Buyer will deliver a draft Allocation to Seller within 150 days after the Closing Date.  Seller will deliver to Buyer any proposed changes to the draft Allocation within 30 days after Buyer has delivered such draft Allocation to Seller. Buyer and Seller shall use their reasonable efforts to agree on a final Allocation no later than 30 days after Buyer’s receipt of Seller’s proposed changes.  In the event Seller and Buyer cannot reach an agreement within 30 days after Buyer receives Seller’s proposed changes, then the matters in dispute shall be resolved by the Accounting Arbitrator.  Seller and Buyer will instruct the Accounting Arbitrator to deliver to Seller and Buyer a written resolution of the matters in dispute within 20 days.  Absent fraud, the determinations of the Accounting Arbitrator as to the matters in dispute under this Section 3.7 will be final, conclusive and binding on Seller and Buyer.  Seller and Buyer agree to subsequently prepare a final Allocation on the basis of such determinations.  Seller, on the one hand, and Buyer, on the other hand, each shall bear and pay one-half of the costs and expenses of the Accounting Arbitrator under this Section 3.7(a).

(b)                            If the Purchase Price is adjusted (or deemed adjusted) pursuant to Section 3.2, the Allocation will be adjusted in a manner consistent with the procedures set forth in Section 3.7(a) above.

(c)                             Buyer and Seller will file (and Seller will cause LandCo to file) all Tax Returns (including Internal Revenue Service Form 8594) consistent with the final Allocation.  Buyer and Seller agree (and Seller will cause LandCo) to (i) be bound by the final Allocation, (ii) act in accordance with the final Allocation for all Tax purposes (including filing Internal Revenue Service Form 8594 with their United States federal income Tax Return for the taxable year that includes the Closing Date and in the course of any audit, review or litigation), and (iii) take no position and cause their Affiliates to take no position inconsistent with the final Allocation for Tax purposes, unless otherwise required by applicable Law or unless the other Party consents thereto, which consent will not be unreasonably withheld, conditioned or delayed. Not later than 30 days prior to the filing of their respective Internal Revenue Service Forms 8594 relating to this transaction, each of Buyer and Seller will deliver to the other party (and Seller will cause LandCo to deliver to Buyer) a copy of its Internal Revenue Service Form 8594.

3.8                               Withholding.  Except with respect to any Tax imposed with respect to “bulk transfer laws” as described in Section 7.18, Buyer will be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment; provided, however, that before making any such deduction or withholding, Buyer shall give Seller written notice of Buyer’s intention to make such deduction or withholding, any such notice shall include an explanation and calculation of the proposed deduction or withholding, and any such notice shall be given at least a commercially reasonable period of time before such deduction or withholding is required, in order to permit Seller to obtain any reduction of or relief from such deduction or withholding available under applicable Law.  To the extent that amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE IV
ACCESS; DISCLAIMERS

4.1                               Access.

(a)                            From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 4.1 and obtaining any required consents of Third Parties, including, if applicable, Access (with respect to which consents Seller will use its commercially reasonable efforts to obtain), Seller will afford (and cause LandCo to afford) to Buyer and its Affiliates and their respective officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (the “Buyer Representatives”), upon prior reasonable notice, reasonable access during normal business hours to the MidCon Assets and the ACMP Agreements.  Seller will also make available to Buyer and the Buyer Representatives, upon reasonable notice, during normal business hours, Seller’s personnel knowledgeable with respect to the MidCon Assets and/or the Compression Business, including the ACMP Agreements, in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate.  All investigations and due diligence conducted by Buyer or any Buyer Representative will be conducted at Buyer’s sole cost and expense.  Buyer will coordinate its access rights and physical inspections of the MidCon Assets with Al Lavenue, as representative of Seller, so as not to unreasonably interfere with the conduct of the business by Seller or Access, and Seller will have the right to accompany Buyer and any Buyer Representative in connection with any physical inspection of the MidCon Assets.  Buyer will, and will cause all Buyer Representatives to, abide by Seller’s (and, if applicable, the Third Party’s) safety rules, regulations, and operating policies that Seller (or, if applicable, the Third Party) provides to Buyer or are posted at the visited sites, while conducting Buyer’s due diligence evaluation of the MidCon Assets, including any environmental or other inspection or assessment of the MidCon Assets.  For the avoidance of doubt, for purposes of this Section 4.1, the MidCon Assets include the Real Property.

(b)                            Subject to the provisions of this Section 4.1, Buyer will be entitled to conduct Phase I Environmental Site Assessments (as defined in applicable ASTM International standards) of the Real Property.  Seller will use its reasonable efforts (without any obligation to incur Liability or to pay money) to cooperate with Buyer to obtain any Third Party (including Access, if applicable) authorizations or permissions necessary to conduct any Phase I Environmental Site Assessments with respect to the Real Property.

(c)                             Except with respect to existing Environmental Liabilities, subject to Section 11.6 and Section 11.10, Buyer hereby releases, indemnifies, defends and holds harmless each Seller Indemnified Party and Access from and against any and all Liabilities (including any injury, loss or damage arising out of such entry that may occur to Buyer or any Buyer Representative), arising out of, resulting from or relating to any office visit, field visit, environmental property assessment or other property inspection conducted by Buyer or any Buyer Representative with respect to the MidCon Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, IN WHOLE OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR

WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES OR ACCESS.

(d)                            Upon completion or termination of Buyer’s due diligence inspection of the MidCon Assets, Buyer will at its sole cost and expense, and without any cost or expense to Seller or LandCo, (i) repair all damage done to the MidCon Assets (including any real property and other assets associated therewith) caused by Buyer’s due diligence inspection, (ii) restore any affected MidCon Asset to the approximate same or better condition than it was prior to commencement of Buyer’s due diligence inspection and (iii) remove all equipment, tools or other property brought onto the MidCon Assets in connection with Buyer’s due diligence inspection.

(e)                             Buyer agrees to promptly provide Seller, on or before the date that is five Business Days after receipt or creation thereof, copies of all final reports prepared by Buyer and/or any Buyer Representative generated in association with any Phase I Environmental Site Assessment conducted in accordance with Section 4.1(b).  All information obtained by Seller and its representatives under this Section 4.1(e) shall be subject to the terms of the Confidentiality Agreement.  Buyer makes no representation or warranty, express, implied or statutory, as to the accuracy of any documents delivered pursuant to this Section 4.1(e) or the information contained therein.  Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the MidCon Assets or to the accuracy of said documents or the information contained therein.

4.2                               Confidentiality.  The Parties acknowledge that, in connection with the transactions contemplated by this Agreement, each of them will become privy to Evaluation Material regarding the other Party and, subject to the rights of the Parties pursuant to Section 7.10, that such Evaluation Material will be held confidential by the “receiving” Party and the Buyer Representatives or Seller Representatives, as applicable, in accordance with the confidentiality terms of the Confidentiality Agreement. If the Closing occurs, Buyer’s and its Affiliates’ confidentiality obligations under the Confidentiality Agreement and the foregoing confidentiality restriction on Buyer will terminate with respect to Evaluation Material relating to the MidCon Assets and the Compression Business (it being understood that any and all other Evaluation Material provided to Buyer or any Buyer Representatives by or on behalf of Seller that is unrelated to any MidCon Asset, the Compression Business or the Replacement Contract shall be kept confidential by Buyer and all Buyer Representatives following the Closing in accordance with the confidentiality terms of the Confidentiality Agreement).  From and after the Closing, Seller agrees to be bound (and cause its Affiliates to be bound) by the confidentiality terms of the Confidentiality Agreement with respect to the MidCon Assets and the Replacement Contract (which assets and Contracts, notwithstanding anything to the contrary in the Confidentiality Agreement, shall be considered Evaluation Material that was disclosed by Buyer or its Affiliates to Seller pursuant to the terms of the Confidentiality Agreement).  Each Party agrees that the other Party shall have the right to enforce the confidentiality terms of the Confidentiality Agreement, this Section 4.2, and Section 12.3 as if Buyer had been a party to the Confidentiality Agreement from and after the Effective Date (as defined in the Confidentiality Agreement).  Each of Seller’s and Buyer’s (and their respective Affiliates’) obligations pursuant to this Section 4.2 that survive the Closing shall survive (notwithstanding anything to the contrary in such

Confidentiality Agreement) for a period of two years after the Closing Date. The Parties acknowledge that, to the extent necessary to conform to the obligations of the Parties under this Section 4.2, the Confidentiality Agreement is hereby amended and that, in the event of any conflict between the Confidentiality Agreement and this Agreement, this Agreement shall control.

4.3                               Disclaimers.

(a)                            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V, IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3 OR IN THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE LANDCO DEED, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED AS TO THE MIDCON ASSETS, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN AS EXPRESSLY PROVIDED IN ARTICLE XI AND ABSENT FRAUD) FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).

(b)                            EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE V, IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3 OR IN THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE LANDCO DEED, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED BY ANY MEMBER OF THE SELLER INDEMNIFIED PARTIES, AS TO (I) TITLE TO ANY OF THE MIDCON ASSETS, (II) ANY ESTIMATES OF THE VALUE OF THE MIDCON ASSETS OR FUTURE REVENUES GENERATED BY THE MIDCON ASSETS, (III) ANY ESTIMATES OF THE AMOUNT OF THE ASSUMED OBLIGATIONS OR FUTURE LIABILITIES OR OBLIGATIONS ARISING FROM THE ASSUMED OBLIGATIONS, (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE MIDCON ASSETS, (V) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE MIDCON ASSETS OR ASSUMED OBLIGATIONS, (VI) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (VII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.  EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE V, IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3  OR IN THE SPECIAL

WARRANTY OF TITLE SET FORTH IN THE LANDCO DEED, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS WITH RESPECT TO ANY MIDCON ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE OR CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT, SUBJECT TO SUCH EXCEPTIONS ABOVE, BUYER SHALL BE DEEMED TO BE OBTAINING THE MIDCON ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND BUYER HAS MADE OR CAUSED TO BE MADE (OR WILL MAKE OR CAUSE TO BE MADE PRIOR TO CLOSING) SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)                             EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 5.13 OR THE CORRESPONDING REPRESENTATION SET FORTH IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3, SELLER HAS NOT MADE AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE MIDCON ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY.  EXCEPT WITH RESPECT TO BUYER’S AND ITS AFFILIATES’ REMEDIES FOR ANY BREACH OF SECTION 5.13 OR THE CORRESPONDING REPRESENTATION SET FORTH IN THE CERTIFICATE TO BE DELIVERED BY SELLER PURSUANT TO SECTION 8.3, BUYER WILL BE DEEMED TO BE TAKING THE MIDCON ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND BUYER HAS MADE OR CAUSED TO BE MADE (OR WILL MAKE OR CAUSE TO BE MADE PRIOR TO CLOSING) SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)                            SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.3 ARE CONSPICUOUS DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows; provided that, notwithstanding anything in this Agreement to the contrary, each of the representations and warranties made by Seller with respect to LandCo are limited, in each case, to the matters relating to the ownership and/or operation by LandCo of the Real Property and the Facilities (and, for the avoidance of doubt, are not made with respect to any assets, properties, liabilities or other attributes of LandCo other than the Real Property and the Facilities):

5.1                               Organization, Existence.  Seller is a limited liability company duly formed and validly existing under the laws of the State of Oklahoma.  Seller has all requisite power and authority to own and operate its property (including the MidCon Assets) and to carry on its business as now conducted.  Seller is duly licensed or qualified to do business as a foreign limited liability company in the States of Arkansas, Louisiana, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming and in each other jurisdiction in which such qualification is required by Law, except where such failure to be in good standing or so qualified, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

5.2                               Authorization.  Seller has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery and performance by Seller of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary action on the part of Seller.  This Agreement is, and each Transaction Document to which Seller is or will be a party when executed and delivered by Seller will be, the valid and binding obligation of Seller and enforceable against Seller in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, creditors’ rights and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3                               No Conflicts.  Except as set forth on Schedule 5.3 and except for approvals required under the HSR Act, if applicable, and assuming the receipt of all consents (including any Consent) and the waiver of all Preferential Purchase Rights applicable to the transactions contemplated hereby,  the execution, delivery and performance by Seller of this Agreement and each Transaction Document to which it is or will be a Party and the consummation of the transactions contemplated herein and therein do not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of Seller; (b) result in a default or give rise to any right of termination, cancellation or acceleration or, except for Permitted Encumbrances, result in the creation of any Encumbrance under any of the terms, conditions or provisions of any Contract, note, bond, mortgage or indenture to which Seller is a party or by which Seller or any of the MidCon Assets may be subject or bound or (c) violate any Law applicable to Seller or any of the MidCon Assets or the Compression Business, except in the case of subsection (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

5.4                               Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller, Seller Parent (on a consolidated basis) or LandCo and Seller, Seller Parent (on a consolidated basis) and LandCo are not insolvent or generally not paying their debts when they become due.  Immediately after the consummation of the Closing, Seller, Seller Parent (on a consolidated basis) and LandCo (a) will be able to pay their debts as they mature and (b) will be solvent.

5.5                               Brokers’ Fees.  Neither Seller nor any of its Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Buyer or any Affiliate of Buyer will have any responsibility.

5.6                               Foreign Person.  Each of Seller and LandCo (or, if Seller or LandCo is a disregarded entity, the Person treated as the “transferor” within the meaning of Treasury Regulation §1.1445-2(b)(2)(iii)) is neither (i) a foreign person nor (ii) a disregarded entity, each within the meaning of the Code and the Treasury Regulations promulgated thereunder.  Notwithstanding any other provision of this Article V to the contrary, this Section 5.6, Section 5.10, Section 5.12, Section 5.15 and Section 5.16 contain the sole and exclusive representations and warranties of Seller concerning Tax matters.

5.7                               Claims and Litigation.  Except as set forth on Schedule 5.7(a), to Seller’s Knowledge, neither Seller nor LandCo has received any written claim from a Third Party claiming any strict liability, tort, violation of any Law or any investigation (in each case) with respect to the ownership or operation of the MidCon Assets and/or the Compression Business that could result in any material Liability of the owner or operator of the MidCon Assets or Compression Business.  Except as set forth in Schedule 5.7(b), there are no lawsuits, actions, administrative or arbitration proceedings or litigation by any Person by or before any Governmental Authority or arbitrator, pending or, to Seller’s Knowledge, threatened in writing against Seller or LandCo related to the ownership or operation of the MidCon Assets and/or the Compression Business.

5.8                               No Violation of Laws.  Except as set forth on Schedule 5.8, (a) the Compression Business has been owned and operated in compliance with all applicable Laws, (b) the MidCon Assets have been owned and, with respect to those MidCon Assets operated by Seller, operated, (in each case) in compliance with all applicable Laws, and (c) with respect to those MidCon Assets operated by Access, the MidCon Assets have been operated, to Seller’s Knowledge, in compliance with all applicable Laws, in each case of clauses (a), (b) and (c), except where such failures to be in compliance, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

5.9                               ACMP Agreements, W/I Rights and Compass Contract.

(a)                            Each ACMP Agreement is in full force and effect as to Seller and, to Seller’s Knowledge, Access.  Except as set forth on Schedule 5.9(a), (i) there exists no default under any ACMP Agreement (in each case) in any material respect by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Contract, (ii) no event has occurred that with notice or lapse of time or both would constitute a default under any ACMP Agreement by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Contract, in each case, except for any defaults that, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect and (iii) as of the Execution Date, Seller has not received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any ACMP Agreement (other than is contemplated pursuant to Section 7.12).  For the avoidance of doubt, any failure of any of the Performance Guarantees to be fully satisfied will be considered (for the purposes of the foregoing representations) a default under the ACMP Agreements.

(b)                            Each Contract under which a W/I Right arises and the Compass Contract are in full force and effect as to Seller and, to Seller’s Knowledge, each applicable counterparty, in each case with respect to such W/I Right and the Compass W/I Rights (as applicable).  Except as set forth on Schedule 5.9(b), (i) there exists no default under any Contract under which a W/I Right arises or the Compass Contract (in each case) in any material respect by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Contract that would materially adversely affect the ability of Seller to enforce its rights with respect to the applicable warranty, indemnity or similar right under any such Contract to the extent relating to any MidCon Asset (each, a “W/I Claim”), (ii) no event has occurred that with notice or lapse of time or both would constitute a default under (A) any Contract under which a W/I Right arises or (B) the Compass Contract by Seller or, to Seller’s Knowledge, by any other Person who is a party to such Contract, in each case, that would materially adversely affect the ability of Seller to enforce its rights with respect to the applicable W/I Claim, except for any defaults that, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect and (iii) as of the Execution Date, Seller has not received or given any unresolved written notice of default, amendment, waiver or termination with respect to any W/I Claim.

(c)                             Prior to the Execution Date, Seller has made available to Buyer a true and complete copy of the Compass Contract and all amendments thereto.

(d)                            As of the Execution Date, other than with respect to the ACMP Agreements, the ACMP Agreement Terminations and the NE ACMP Agreements, neither Seller nor any Affiliate of Seller is a party to any Contract with Access with respect to the provision of compression of natural gas by Seller or any Affiliate of Seller for Access.

5.10                        Consents.

(a)                            Except (i) for Customary Post-Closing Consents, (ii) as required under the HSR Act, if applicable, and (iii) as set forth on Schedule 5.10, there are no material consents to assignments, prohibitions on assignments or requirements to obtain consents from any Third Party or Affiliate of Seller, (in each case) that are required to be obtained or made by or with respect to Seller in connection with the transfer of the MidCon Assets or the consummation of the transactions contemplated by this Agreement or any Transaction Document by Seller or any of its Affiliates (each, a “Consent”).

(b)                            Prior to the Execution Date, Seller has secured the Consent of Compass to the assignment to Buyer of all Compass W/I Rights with respect to the MidCon Assets, including any Additional Compression Units, and any New Compression Unit.

5.11                        Preferential Purchase Rights.  There are no (a) preferential purchase rights, rights of first refusal or similar rights or (b) rights of first offer, tag along rights, drag along rights or other similar rights, in each case, of any Third Party or any Affiliate of Seller that are applicable to the MidCon Assets in connection with the transfer of the MidCon Assets by Seller or any of its Affiliates or the consummation of the transactions contemplated by this Agreement or any Transaction Document by Seller or any of its Affiliates (each a “Preferential Purchase Right”).

5.12                        Taxes.  Except as set forth on Schedule 5.12,

(a)                            all Taxes that have become due and payable by Seller or any of its Affiliates with respect to the MidCon Assets or the Compression Business have been timely and properly paid, and any such Taxes required to have been withheld and paid in connection with amounts paid or owing to any Business Employee have been timely withheld and timely and properly paid;

(b)                            all Tax Returns required to be filed by Seller or any of its Affiliates with respect to the MidCon Assets or the Compression Business have been timely and properly filed (taking into account any applicable extension of time within which to file) and such Tax Returns are true, correct and complete in all material respects;

(c)                             there is no claim, assessment, deficiency, or adjustment currently pending or, to Seller’s Knowledge, proposed or threatened by any Governmental Authority with respect to any Taxes with respect to the MidCon Assets or the Compression Business and no claim has ever been made by any authority in any jurisdiction where Seller or an Affiliate of Seller does not file Tax Returns that Seller or such Affiliate of Seller may be subject to Taxes in that jurisdiction;

(d)                            there are no Encumbrances on any of the MidCon Assets for Taxes (other than Permitted Encumbrances);

(e)                             there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Taxes, in each case with respect to the MidCon Assets or the Compression Business, and no request for any such waiver is pending;

(f)                              neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign tax Law) that is subject to deduction limitations and/or excise taxes as a result of the operation of Section 280G of the Code (or any corresponding provision of state, local, or foreign tax Law);

(g)                             there is no Employee Benefit Plan or other Contract, plan, program or arrangement maintained or entered into by Seller or any of its Affiliates which requires Seller or any of its Affiliates to pay a Tax gross-up, equalization or reimbursement payment to any Business Employee, including with respect to any tax-related payments under Section 409A of the Code or Section 280G of the Code.

(h)                            none of Seller’s interest (or the interest of an Affiliate of Seller) in the MidCon Assets is, or prior to Closing will be, subject to tax partnership reporting for federal income tax purposes; and

(i)                                Since June 30, 2013, neither Seller nor any of its Affiliates has taken any action described in Section 7.1(b)(iii).

(j)                               Notwithstanding any other provision of this Article V to the contrary, Section 5.6, Section 5.10, this Section 5.12, Section 5.15 and Section 5.16 contain the sole and exclusive representations and warranties of Seller concerning Tax matters.

5.13                        Environmental.

(a)                            Except as set forth on Schedule 5.13(a), (i) neither Seller nor LandCo is a party (directly or as successor in interest) to, or is subject to, any agreement with, or consent, order, decree or judgment of, any Governmental Authority with respect to the MidCon Assets that (A) is in existence as of the date of this Agreement and (B) is based on any Environmental Laws that relate to the future use of any of the MidCon Assets, (ii) there are no enforcement actions pending or, to Seller’s Knowledge, threatened in writing by any Governmental Authority alleging that Seller or LandCo is legally responsible for any violations of Environmental Law arising out of or related to the ownership or operation of the MidCon Assets or the Compression Business and (iii) to Seller’s Knowledge, neither Seller nor LandCo is otherwise legally responsible for any material violations of Environmental Law arising out of or related to the ownership or operation of the MidCon Assets or the Compression Business.

(b)                            Except as set forth on Schedule 5.13(b), the ownership and operation of the MidCon Assets and the Compression Business by Seller and LandCo and, to Seller’s Knowledge, by any Third Party has been in compliance with applicable Environmental Laws and applicable Permits issued pursuant thereto (in each case) in all material respects.  Except as set forth on Schedule 5.13(b), neither Seller nor LandCo has received written notice from any Person alleging that (i) Seller or LandCo is not in compliance with all Environmental Laws or any applicable Permits issued pursuant thereto (in each case) with respect to the ownership or operation of the MidCon Assets or the Compression Business or (ii) Seller or LandCo is otherwise legally responsible for any Release of Hazardous Materials related to the ownership or operation of the MidCon Assets or the Compression Business.

(c)                             Prior to the Execution Date, to Seller’s Knowledge, Seller has provided Buyer with all material, non-privileged written environmental assessments, reports or audits completed within the two years prior to Execution Date that are in Seller’s or its Affiliates’ possession or control to the extent (and only to the extent) related to any MidCon Asset or the Compression Business.

(d)                            Notwithstanding any other provision of this Article V to the contrary, Section 5.7, Section 5.10, this Section 5.13 and Section 5.16 contain the sole and exclusive representations and warranties of Seller concerning matters with respect to Environmental Laws and applicable Permits issued pursuant thereto.

5.14                        Permits.  Except as, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect, (a) Seller possesses all Permits required to be obtained by Seller from any Governmental Authority for conducting the Compression Business with respect to the MidCon Assets and (b) there are no uncured violations of the terms and provisions of such Permits by Seller or LandCo.  With respect to each such Permit, neither Seller nor LandCo has received written notice from any Governmental Authority of any violation of any such Permit by Seller or LandCo that remains uncured, except where such violation, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

5.15                        Employee Benefit Matters.

(a)                            Schedule 5.15(a) sets forth a true and complete list of each Employee Benefit Plan.

(b)                            With respect to each Employee Benefit Plan, Seller has made available to Buyer true and complete copies, as applicable, of (i) each Employee Benefit Plan (or, if not written, a written summary of its material terms), including all plan documents and all amendments thereto, (ii) the most recent summary plan description and (iii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter.

(c)                             No Employee Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has any Liability or obligation (contingent or otherwise) to, (i) a “multiple employer plan” as defined in Section 413(c) of the Code or (ii) a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.  No Employee Benefit Plan is, and neither Seller nor any of its ERISA Affiliates has at any time sponsored, maintained, participated in, contributed to, or had Liability or obligation (contingent or otherwise) with respect to (i) a pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code or (ii) a multiemployer plan, within the meaning of Section 3(37) of ERISA.  With respect to the Compression Business or the MidCon Assets, neither Seller nor any of its ERISA Affiliates has engaged in or has been a party to a transaction described in Section 4069 or Section 4212(c) of ERISA.

(d)                            Neither Seller nor any of its Affiliates has any present intention or plan to terminate, and neither Seller nor any of its Affiliates will terminate, any group health plans maintained by Seller or its ERISA Affiliates in connection with the transactions contemplated by this Agreement.

(e)                             Each Employee Benefit Plan has been established, operated and maintained in accordance with its terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code.

(f)                              Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received or is entitled to rely on a favorable opinion or determination letter, as applicable, and to Seller’s Knowledge, no fact or event has occurred that would reasonably be expected to adversely affect such qualification.

(g)                             No Employee Benefit Plan provides, and neither Seller nor any of its Affiliates has any obligation to provide any of the following retiree or post-employment benefits to any Business Employee: medical, accident, disability, life insurance, death or welfare benefits, except to the extent required by the applicable requirements of COBRA and any similar state law.

(h)                            There does not now exist, nor do any circumstances exist that could reasonably be expected following the Closing to result in, any current or contingent Liabilities to Buyer or any of its Affiliates with respect to any Employee Benefit Plan prior to Closing under ERISA, the Code or any other applicable Laws, except those Liabilities expressly set forth in Section 7.8 below.  None of the MidCon Assets are, or could reasonably be expected to become, subject to any lien under the Code and ERISA with respect to an Employee Benefit Plan.

(i)                                Except as set forth on Schedule 5.15(i) or in Section 7.9, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (whether alone or in combination with another event, whether contingent or otherwise) will (i) result in or entitle any Business Employee to any payment or benefit, (ii) accelerate the vesting, funding or time of payment of any compensation or other benefit to a Business Employee or (iii) increase the amount or value of any payment, compensation or benefit to any Business Employee.

(j)                               Notwithstanding any other provision of this Article V to the contrary, Section 5.7, Section 5.10, Section 5.12, this Section 5.15 and Section 5.16 contain the sole and exclusive representations and warranties of Seller with respect to employee benefit and employment matters.

5.16                        Labor Matters.

(a)                            Schedule 5.16 sets forth a true and complete list of all Business Employees as of the Execution Date, including each individual’s name, position, hire date, accrued vacation and paid-time-off (“Accrued PTO”), principal work location, leave status and status as being exempt or nonexempt from the application of state and federal wage and hour Laws. As of the Execution Date, Seller has provided to Buyer, under separate cover, a true and complete list of each such Business Employee’s base salary or hourly wage rate, as applicable, and bonus and/or commission opportunity, as applicable.  No Business Employee has informed Seller or any of its Affiliates in writing of any plan to terminate employment with or services for Seller or any of its Affiliates.

(b)                            Neither Seller nor any of its Affiliates is a party to or bound by any collective bargaining agreement or similar Contract with any labor organization with respect to the Business Employees.  Neither Seller nor any of its Affiliates is currently engaged in any negotiation with any union, trade union or other employee organization representing, purporting to represent or, to Seller’s Knowledge, attempting to organize or otherwise represent any Business Employees, and no union, trade union or other employee organization is currently representing, purporting to represent or, to Seller’s Knowledge, attempting to organize or otherwise represent, any Business Employees.  Neither Seller nor any of its Affiliates has experienced any labor strike, work stoppage, slowdown, or other material labor dispute with respect to any Business Employees during the past two years,  and no such labor strike, work stoppage, slowdown, or other material labor dispute is pending or, to Seller’s Knowledge, threatened.  There is no unfair labor practice complaint before the National Labor Relations Board or any other Governmental Authority, employment-related charge, complaint, grievance, investigation, claim, judicial or administrative proceeding, inquiry or Liability of any kind, in each case pending or, to Seller’s Knowledge, threatened by or on behalf of any Business Employees against Seller or any of its Affiliates, and Seller has not received any notice that any representation or petition respecting any Business Employees against Seller or any of its Affiliates has been filed with the National Labor Relations Board or any other Governmental Authority.

(c)                             With respect to the Compression Business, Seller and each of its Affiliates are in compliance in all material respects with all applicable Laws and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.  Neither Seller nor any of its Affiliates is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices with respect to the Compression Business.

(d)                            With respect to the Compression Business, Seller and each of its Affiliates is in compliance in all material respects with the WARN Act and any similar applicable Law.  In the three years preceding the date of this Agreement with respect to the Compression Business, (i) neither Seller nor any of its Affiliates has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business; (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Seller and (iii) neither Seller nor any of its Affiliates has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable Law.  With respect to the Compression Business, neither Seller nor any of its Affiliates has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90 day period prior to the date of this Agreement.

(e)                             Seller and each of its Affiliates is in compliance in all material respects with the United States Department of Transportation drug and alcohol testing regulations for all Business Employees, including, but not limited to the recordkeeping requirements of the Pipeline and Hazardous Materials Safety Administration, 49 C.F.R. parts 199.117 and 199.227.

5.17                        MidCon Assets.

(a)                            As of the Execution Date, LandCo has Defensible Title to the Real Property.  Immediately prior to Closing, LandCo will have, and immediately following Closing (subject to Section 7.13), Buyer (and/or one or more Buyer Designees, if applicable) will have, Defensible Title to the Acquired Real Property.  The Facilities are structurally sound in all material respects and the Facilities are in good repair in all material respects, reasonable wear and tear excepted.  Seller has made available to Buyer true and complete copies of the deeds, leases, assignments and other material instruments by which Seller or LandCo acquired, leases or owns the Real Property.  Except as set forth on Schedule 5.17(a), no easements, rights-of-way or similar rights are necessary to own and operate the MidCon Assets and Compression Business as such assets and business are currently owned and operated.  The Facilities are located entirely within lands covered by the Real Property.  Notwithstanding anything herein to the contrary, the representations and warranties of Seller as to the Facilities as of the Closing shall be limited to those Facilities associated with the Acquired Real Property.

(b)                            Except as set forth on Schedule 5.17(b), (i) Seller has good and valid title to the Compression Units, the Personal Property, the Inventory and the Vehicles, subject solely to the Permitted Encumbrances and (ii) none of the Compression Units, the Personal Property, the Inventory or the Vehicles are subject to any lease.

(c)                             Exhibit A-1 sets forth for each Compression Unit (i) the unit number, (ii) engine type and date of manufacture, (iii) horsepower (OEM), (iv) compressor frame, (v) cylinder sizes, (vi) the number of stages, (vii) billing status (FRB, SBB, SUB or Idle), (viii) the county and state where located, (ix) contract base rate, (x) contract end date and (xi) whether or not such Compression Unit is currently generating an air compliance services fee.

(d)                            Except as set forth on Schedule 5.17(d), no action for condemnation or taking under right of eminent domain is pending or, to Seller’s Knowledge, threatened with respect to any MidCon Asset or portion thereof.

(e)                             Except pursuant to an ACMP Agreement or this Agreement and the Transaction Documents, as of the Execution Date, Seller has no intention to sell, Encumber or otherwise transfer any MidCon Asset other than (i) sales of obsolete or immaterial Inventory or Personal Property that are no longer necessary in the operation of the MidCon Assets or Compression Business or for which replacement Inventory or Personal Property, as applicable, of equal or greater value has been obtained, (ii) sales of MidCon Assets not exceeding, individually or in the aggregate, $50,000, and (iii) Permitted Encumbrances.

(f)                              Except pursuant to an ACMP Agreement or this Agreement and the Transaction Documents, as of the Execution Date, Seller has no intention to post any bonds, letters of credit, guaranties and other similar credit support instruments with respect to the MidCon Assets or the Compression Business that if posted prior to the Execution Date would have been required to be scheduled on Schedule 5.21.

5.18                        Prepayments. Neither Seller nor LandCo has received any material prepayments from Seller’s customers for Personal Property included in the MidCon Assets or otherwise with respect to the Compression Business, that (in any of the foregoing cases) is attributable to periods on or after the Effective Time.

5.19                        Absence of Certain Changes.  Since June 30, 2013, except as set forth on Schedule 5.19, (a) each of Seller and LandCo has owned or leased and operated the MidCon Assets and the Compression Business in all material respects in the ordinary course of business consistent with past practice, (b) Seller has not taken any action or failed to take any action that, if taken after the Execution Date, would constitute a breach of the covenants set forth in Section 7.1(b)(ii) or Section 7.1(b)(vii) in any material respect and (c) there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

5.20                        Sufficiency of MidCon Assets.  The MidCon Assets (assuming Buyer were being assigned the ACMP Agreements at Closing and such Contracts were not being terminated and replaced) are sufficient for Buyer to continue to operate the MidCon Assets and conduct the Compression Business after the Closing (a) in substantially the same manner as such MidCon Assets were operated and such Compression Business was conducted prior to the Execution Date and (b) in material compliance with (and satisfaction of Seller’s obligations under) the ACMP Agreements.

5.21                        Credit Support.  Schedule 5.21 lists all bonds, letters of credit, guaranties and other similar credit support instruments that, as of the Execution Date, are maintained by Seller or LandCo with any Governmental Authority or other Person with respect to the MidCon Assets or the Compression Business.

5.22                        Insurance.  Schedule 5.22 sets forth a true and complete list of all material policies, binders, and insurance contracts maintained by Seller or its Affiliates under which the Compression Business or any of the MidCon Assets is insured (the “Insurance Policies”).  Each of the Insurance Policies is in full force and effect, there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy.  There is no claim by Seller or LandCo with respect to the MidCon Assets or the Compression Business that is pending under any of such Insurance Policies as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

5.23                        Parent.  Chesapeake Energy Marketing Inc., an Oklahoma corporation, is the direct parent, and the owner of all of the issued and outstanding limited liability company interests, of Seller.

5.24                        ACMP Agreement Terminations.  Seller has made available to Buyer true and complete copies of each ACMP Agreement Termination.

5.25                        Execution Date Working HP and Execution Date Idle HP.  Schedule 5.25 sets forth the Execution Date Working HP and the Execution Date Idle HP.

ARTICLE VI
BUYER REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller the following:

6.1                               Organization; Existence.  Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and operate its property and to carry on its business as now conducted.  Buyer is, or at the Closing will be, duly licensed or qualified to do business as a foreign limited liability company in the States of Arkansas, Louisiana, Ohio, Oklahoma, Pennsylvania, Texas, West Virginia and Wyoming and in each other jurisdiction in which such qualification is required by Law, in each case, except where such failure to be so qualified would not, or could not reasonably be expected to, have a material adverse effect upon the ability of Buyer to consummate the transaction contemplated by this Agreement.  Prior to and at Closing, each Buyer Designee will be (i) a corporation, limited liability company or limited partnership (as applicable) duly formed and validly existing under the laws of the jurisdiction of its incorporation, formation or organization with all requisite power and authority to own and operate its property and to carry on its business as then conducted and (ii) duly licensed or qualified to do business as a foreign entity in such states in which such qualification is required by Law for such Buyer Designee to own or operate the portion of the MidCon Assets, if any, to be assigned to such Buyer Designee, except where such failure to be so qualified would not, or could not reasonably be expected to, have a material adverse effect upon the ability of the Buyer to consummate the transactions contemplated by this Agreement.

6.2                               Authorization.  Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein.  The execution, delivery, and performance by Buyer of this Agreement have been, and of each Transaction Document to which it is or will be a party will be, duly and validly authorized and approved by all necessary action on the part of Buyer.  This Agreement is, and each Transaction Document to which Buyer is or will be a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, creditors’ rights and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

6.3                               No Conflicts.  Except for approvals required under the HSR Act, if applicable, and assuming the receipt of all required consents and the waiver of all Preferential Purchase Rights applicable to the transactions contemplated hereby, the execution, delivery, and performance by Buyer of this Agreement and each Transaction Document to which it is or will be a party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer; (b) result in a default or give rise to any right of termination, cancellation or acceleration or result in the creation of any Encumbrance (other than Permitted Encumbrances) under any of the terms, conditions or provisions of any Contract, note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be subject or bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of subsections (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation, individually or in the aggregate, would not, or could not reasonably be expected to, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or the Transaction Documents to which it is or will be a Party or perform its obligations hereunder or thereunder.

6.4                               Bankruptcy.  There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any of Buyer’s Affiliates, and, immediately after the consummation of the Closing (including payment of the Purchase Price), Buyer and Buyer’s Affiliates (a) will be able to pay its debts as they mature and (b) will be solvent.

6.5                               Brokers’ Fees.  Neither Buyer nor any of Buyer’s Affiliates has incurred any Liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement or the Transaction Documents for which Seller or Seller’s Affiliates will have any responsibility.

6.6                               Claims and Litigation.  There is no lawsuit, action, administrative or arbitration proceeding or litigation by any Person by or before any Governmental Authority or arbitrator, pending, or to Buyer’s Knowledge, threatened in writing against Buyer or any of its Affiliates that would have, or could reasonably be expected to have, a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

6.7                               Consents.  Except (a) for Customary Post-Closing Consents and (b) as required under the HSR Act, if applicable, there are no consents to assignments, prohibitions on assignments or requirements to obtain consents from any Third Party or Affiliate of Buyer, (in each case) that are required to be obtained or made by or with respect to Buyer in connection with the transfer of the MidCon Assets or the consummation of the transactions contemplated by this Agreement or any Transaction Document by Buyer or any of its Affiliates.

6.8                               Financing.  Buyer will have at the Closing immediately available funds, in cash, sufficient to pay the Purchase Price, as it may be adjusted pursuant to this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transactions Documents.

6.9                               Replacement Contract.  Buyer has made available to Seller a true and complete copy of the Replacement Contract.

6.10                        Independent Evaluation.  Buyer is sophisticated in the evaluation, purchase, ownership and operation of compression equipment, the business of the compression of natural gas, and the provision of related services.  Buyer has conducted its own independent investigation, review and analysis of the Compression Business and the MidCon Assets in connection with its valuation thereof (subject to Buyer’s reliance upon Seller’s express representations and warranties in Article V, in the certificate to be delivered by Seller pursuant to Section 8.3 and the warranty contained in the Assignment).  Buyer acknowledges that, subject to Seller’s compliance with Section 4.1, at Closing it will have been provided adequate access to the personnel, properties, assets, premises, books, records and other documents and data of Seller for Buyer’s investigation, review and analysis of the Compression Business and the MidCon Assets.  In making its decision to enter into this Agreement and the Transaction Documents to which it is or will be a party and to consummate the transaction contemplated hereby and thereby, except to the extent of Seller’s express representations and warranties in Article V and in the certificate to be delivered by Seller pursuant to Section 8.3 and except for the warranty contained in the Assignment and subject to Buyer’s conduct of its due diligence pursuant to this Agreement, (a) Buyer has relied (or will rely) solely on its own independent investigation and evaluation of the Compression Business and the MidCon Assets and the advice of its own legal, Tax, economic, environmental and engineering advisors and not on any comments, statements, projections or other materials made or given by any representatives, consultants or advisors of Seller and (b) has satisfied (or will satisfy) itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Compression Business and the MidCon Assets.  Buyer hereby acknowledges that, other than Seller’s express representations and warranties in Article V and in the certificate to be delivered by Seller pursuant to Section 8.3 and except for the warranty contained in the Assignment, neither Seller nor any other Person has made any representation or warranty, express, statutory or implied, at law or in equity, with respect to Seller, the Compression Business, the MidCon Assets, the Replacement Contract or this Agreement.

ARTICLE VII
CERTAIN AGREEMENTS

7.1                               Conduct of Business.  Except (w) as set forth on Schedule 7.1, (x) for emergency operations, (y) as may be required by Law, by a Governmental Authority or by an ACMP Agreement and (z) as expressly contemplated by this Agreement or expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned):

(a)                            Seller agrees that from and after the Execution Date until Closing (or the earlier termination of this Agreement), Seller will (and will cause LandCo to):

(i)                                     maintain and operate the MidCon Assets and the Compression Business in the ordinary course of business consistent with past practice and in accordance, in all material respects, with (A) all Laws, (B) the ACMP Agreements and (C) to the extent relating to any W/I Claim, the Contracts and the Compass Contract; and

(ii)                                  give written notice to Buyer as soon as is practicable (but in any event within three Business Days) (A) of any written notice received or given by Seller or LandCo with respect to (1) any alleged material breach by Seller or other Person of any Real Property instrument (other than with respect to any Excluded Real Property) or, to the extent relating to any W/I Claim, any Contract (2) any action to alter, terminate, rescind or procure a judicial reformation of any Real Property instrument (other than with respect to any Excluded Real Property), or, to the extent relating to any W/I Claim, any Contract, and/or (3) any new investigation by a Governmental Authority, any new claim for damages and any new suit, action, arbitration or litigation (in each case) with respect to any of the MidCon Assets or the Compression Business or (B) upon gaining Knowledge (1) of any material damage or casualty to or destruction or condemnation of any of the MidCon Assets or (2) that Access may reduce the amount of the aggregate horsepower of the Compression Units to be utilized by Access below the Execution Date Working HP.

(b)                            Seller agrees that from and after the Execution Date until Closing (or the earlier termination of this Agreement), Seller will not (and will cause LandCo and, in the case of Section 7.1(b)(i)(B) or Section 7.1(b)(iii) below, Seller’s Affiliates not to):

(i)                                     (A) enter into any new Contract with respect to the MidCon Assets or the Compression Business that, if existing prior to the Execution Date, would be binding on Buyer from and after the Closing (other than a New Compression Unit Purchase Order) or (B) other than those Contracts entered into in the ordinary course of business consistent with past practice under the ACMP Agreements and in compliance therewith (including requests for compression units by Access under the ACMP Agreements), enter into any new Contract with Access with respect to the provision of compression of natural gas by Seller or any Affiliate of Seller for Access;

(ii)                                  terminate or materially amend or modify the terms of any (A) ACMP Agreement (other than as contemplated pursuant to Section 7.12), (B) Contract under which any W/I Right arises or the Compass Contract, in each case to the extent relating to any W/I Claim contained therein or arising therefrom, and/or (C) ACMP Agreement Termination;

(iii)                               file, amend or revoke any material Tax election or Tax Return, adopt or change any material accounting method with respect to Taxes, consent to any material extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, or settle any material audit or other proceeding regarding Taxes, in each case with respect to the MidCon Assets or the Compression Business; provided that, without limiting the foregoing, any such Tax election or Tax Return, accounting method, extension or waiver, or audit or other proceeding shall be deemed to be material if such filing, amendment, revocation, adoption, change, consent or settlement, as the case may be, could reasonably be expected to have an adverse effect on Buyer or its Affiliates in a taxable period ending after the Effective Time;

(iv)                              allow to lapse any of Seller’s or LandCo’s material insurance in force as of the Execution Date with respect to the MidCon Assets;

(v)                                 except with respect to any of the Retained Litigation, settle any suit, action, arbitration or litigation or waive any material claims or rights, in each case, with respect to the MidCon Assets or the Compression Business;

(vi)                              incur any material expense outside the ordinary course of business with respect to the MidCon Assets or the Compression Business;

(vii)                           except as may be required under GAAP, make any material change in its methods, principles and practices of financial accounting;

(viii)                        (A) except for cause, terminate any Business Employee, (B) except in the ordinary course of business and consistent with past practice or as required by any Law, increase or establish, or commit to increase or establish, whether orally or in writing, any form of cash compensation payable or to become payable to any Business Employee, (C) establish, adopt, enter into, terminate, modify or amend in any material respect any Employee Benefit Plan, or (D) grant any cash bonus, incentive, performance or other incentive compensation to any Business Employee; or

(ix)                              authorize, agree or commit to do any of the foregoing.

Notwithstanding anything herein to the contrary, nothing in this Agreement shall restrict Seller’s ability to (a) distribute cash or cash equivalents to its members or (b) provide (at Seller’s sole cost and expense) any non-recurring compensation payable by Seller or any of its Affiliates prior to the Closing Date to the Business Employees to retain such Business Employees until the Closing Date.  Notwithstanding anything herein to the contrary, any change, event, occurrence, condition or fact resulting from Seller’s failure to take any action described in Section 7.1(b)(viii)(B) or Section 7.1(b)(viii)(D) due to Buyer’s unreasonable refusal to provide a timely, unconditioned consent to such action shall be disregarded for all purposes of this Agreement (including representations, warranties, indemnification, satisfaction of the conditions set forth in this Agreement, termination and breach by Seller).

7.2                               Casualty or Condemnation Loss.

(a)                            Notwithstanding anything herein to the contrary, Buyer shall assume all risk of loss with respect to the depreciation of tangible MidCon Assets due to ordinary wear and tear, and Buyer shall not assert such matters as (and such matters shall be deemed not to be) casualty losses hereunder.

(b)                            If, after the Execution Date but prior to the Closing Date, any portion of the MidCon Assets (other than Inventory) is damaged or destroyed by fire or other casualty, and the loss as a result of such individual casualty equals or is less than $50,000 based on the fair market value of the affected MidCon Assets, then Buyer will nevertheless be required to close and Seller, at Closing, will pay to Buyer all sums paid to Seller by Third Parties by reason of such casualty to the extent (and only to the extent) attributable to the MidCon Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards, and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty to the extent (and only to the extent) attributable to the MidCon Assets; provided, however, that Seller will reserve and retain (and Buyer will assign to Seller) all rights, title and interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties.

(c)                             If, after the Execution Date but prior to the Closing Date, any portion of the MidCon Assets (other than Inventory) is damaged or destroyed by fire or other casualty, and the loss as a result of such individual casualty exceeds $50,000 based on the fair market value of the affected MidCon Assets, then (i) Seller may, prior to Closing, cause the MidCon Assets affected by such casualty to be repaired, replaced or restored to Buyer’s reasonable satisfaction to at least the same condition as such MidCon Assets were in prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date if agreed to by Seller and Buyer) and (ii) to the extent Seller does not repair, replace or restore the affected MidCon Assets prior to Closing pursuant to Section 7.2(c)(i), the Purchase Price will be reduced by the estimated value (as reasonably agreed by Seller and Buyer) of the costs and expenses to repair, replace or restore any MidCon Assets affected by such casualty to the same condition as such MidCon Assets were in prior to such casualty.  In each case pursuant to this Section 7.2(c), Seller will retain all rights to insurance, condemnation awards and other claims against Third Parties with respect to the casualty except to the extent the Parties otherwise agree in writing (the “Retained Claims”). The Parties agree that the value of the costs and expense to repair, replace and restore a Casualty Compression Unit is an amount equal to (a) $825 multiplied by (b) the aggregate horsepower of such Casualty Compression Unit.

(d)                            In the event the Parties are unable to agree upon (i) the amount of the loss attributable to any individual casualty or (ii) the amount of the costs and expenses to repair, replace or restore any MidCon Assets affected by a casualty, then any such amount shall be determined by the arbitration provisions of Section 3.6.

(e)                             If, after the Execution Date but prior to the Closing Date, any portion of the MidCon Assets is taken in condemnation or under right of eminent domain, then the Purchase Price shall be reduced by the estimated value (as reasonably agreed by Seller and Buyer, taking into account the awards paid or payable to Seller or LandCo in any condemnation or eminent domain action and the value placed on the affected MidCon Assets by Buyer) of the MidCon Assets so taken.

(f)                              If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any MidCon Asset or portion thereof after the Execution Date, but no taking of such MidCon Asset or portion thereof occurs prior to the Closing Date, then Buyer shall be required to close and at Closing, Seller will (or if LandCo is the owner of such MidCon Asset, will cause LandCo to) assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s (or, if applicable, LandCo’s) right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, to the extent (and only to the extent) attributable to the MidCon Assets threatened to be taken, except that Seller (or LandCo, if applicable) will reserve and retain (and Buyer will assign to Seller (or LandCo, if applicable)) all rights, titles, interests and claims against Third Parties for the recovery of Seller’s (or LandCo’s, if applicable) costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the MidCon Assets.

7.3                               Permits.  Seller and Buyer will cooperate to provide all notices and take any required action to transfer (or reissue) the Acquired Permits (including those Acquired Permits held by LandCo) as a result of the transactions contemplated by this Agreement and the Transaction Documents.

7.4                               Non-Solicitation of Employees.  From and after the Execution Date through the Closing Date, other than as expressly contemplated in this Agreement (including pursuant to Section 7.9), neither Party nor its respective Affiliates may solicit or hire any officer or employee of the other Party or its Affiliates who is based in the United States and who is a Business Employee or who performs a function similar to a Business Employee (any such Person, a “Subject Employee”) without first obtaining the prior written consent of the other Party, except pursuant to a general solicitation which is not directed at any such Subject Employee.  After the Closing Date (or the earlier termination of this Agreement) until the date that is the two-year anniversary of the Closing Date (or the earlier termination of this Agreement), neither Party nor its respective Affiliates may solicit or hire any officer or employee of the other Party or its Affiliates who is a Subject Employee without first obtaining the prior written consent of the other Party, except pursuant to a general solicitation which is not directed at any such Subject Employee.  In the event this Agreement is terminated pursuant to Section 12.1, for the two-year period following the date of such termination of this Agreement, neither Party nor its respective Affiliates may hire any officer or employee of the other Party or its Affiliates who is a Business Employee without first obtaining the prior written consent of the other Party.  Buyer and Seller agree that both Parties intend the provisions of this Section 7.4 to be a valid and enforceable agreement.  To the extent that any part of this Section 7.4 may be invalid, illegal or unenforceable for any reason, it is intended that such part will be enforceable to the extent that a court of competent jurisdiction will determine that such part, if more limited in scope, would have been enforceable, and such part will be deemed to have been so written and the remaining parts will as written be effective and enforceable in all events and the Parties agree to request that such court enforce this Section 7.4 as if so written. The Parties agree (and Buyer shall cause Buyer Parent to agree) that the non-solicitation provisions contained in Section 7 of the Confidentiality Agreement shall be terminated as of the Execution Date and, except for any liability of any Party or any of its Affiliates accruing thereunder prior to such termination, shall be of no further force or effect.

7.5                               Exclusivity. From the Execution Date until the earlier of Closing or the termination of this Agreement pursuant to Section 12.1, (a) (i) Seller will not, and will cause its Affiliates, and its and their respective directors, officers and employees, not to and (ii) Seller will instruct the Seller Representatives not to, in each case, take any action, directly or indirectly, to (A) initiate, solicit or engage in any negotiations regarding any Alternate Transaction or any inquiries or the making of any proposal that constitutes, or reasonably could be expected to lead to an Alternate Transaction with a Third Party, (B) initiate or participate in any discussions or negotiations with any Third Party regarding, or furnish to any Third Party (other than the Buyer Representatives) any information with respect to, or otherwise cooperate with any Third Party in any way with respect to any Alternate Transaction (in each case other than to terminate discussions or negotiations) or (C) enter into any contract or agreement (including any letter of intent or confidentiality agreement) with any Third Party with respect to any Alternate Transaction, (b) Seller will promptly notify Buyer of the receipt by Seller or its Affiliates of any written inquiries, requests for discussion, offers or proposals from any Third Party relating to any potential Alternate Transaction, (c) Seller will not discuss any Alternate Transaction in which the buyer would be any Person other than an Affiliate of Seller with the Seller Representatives (other than conversations pursuant to which a Seller Representative notifies Seller of an Alternate Transaction) and (d) Seller will cause its Affiliates not to discuss any Alternate Transaction in which the buyer would be any Person other than an Affiliate of Seller with any Seller Representative (other than in connection with the sale of equity interests in Seller or its direct or indirect parent).

7.6                               Enforcement of Third Party Warranties, Guarantees and Indemnities.  Seller agrees that, to the extent relating to any of the MidCon Assets described in Section 2.1, at Buyer’s request, Seller will use its reasonable efforts to transfer or otherwise enforce, for the benefit of Buyer, at Buyer’s sole cost and expense, all of Seller’s rights against Third Parties and/or Compass with respect to any of the W/I Claims.  In addition, to the extent not transferable, Seller will use its reasonable efforts to enforce, for the benefit of Buyer, at Buyer’s sole cost and expense, all rights, claims and causes of action (in each case) against Third Parties or Compass, to the extent relating to the MidCon Assets or the conduct of the Compression Business and the Assumed Obligations.

7.7                               Commercially Reasonable Efforts.  Seller shall use commercially reasonable efforts to cause the conditions set forth in Article VIII (other than the conditions set forth in Section 8.4 or Section 8.5) to be satisfied and to consummate the transactions contemplated herein on the Closing Date. Buyer shall use commercially reasonable efforts to cause the conditions set forth in Article IX (other than the condition set forth in Section 9.4 or Section 9.5) to be satisfied and to consummate the transactions contemplated herein on the Closing Date.

7.8                               Regulatory Filings.

(a)                            Antitrust.  From the Execution Date until the Closing (or the earlier termination of this Agreement), each of Buyer and Seller will, and will cause their respective Affiliates to, (i) take all actions necessary to make or cause to be made the filings required to be made prior to Closing by such Party or any of its Affiliates under any Antitrust Laws, including the HSR Act, if applicable, with respect to the transactions contemplated by this Agreement, and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable and in any event within 10 days after the Execution Date, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act, if applicable, and/or clearance under any other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable, (iv) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, or any investigation or inquiry relating to this Agreement and Antitrust Laws, (v) subject to applicable Law, consult and cooperate with the other Party in connection with (and provide the other Party with copies for review in advance of filing of) any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings or any investigation or inquiry relating to this Agreement and Antitrust Laws, (vi) comply, as promptly as is reasonably practicable, with (and properly reduce the scope of) any requests received by such Party or any of its Affiliates under the HSR Act, if applicable, and any other Antitrust Laws for additional information, documents or other materials, (vii) use reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement and (viii) use reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Antitrust Law.  Subject to applicable Law, if a Party intends to participate in any meeting with any Governmental Authority with respect to such filings or any investigation or inquiry relating to this Agreement and Antitrust Laws, it will consult with the other Party and give the other Party reasonable prior notice of, and to the extent permitted by such Governmental Authority, an opportunity to participate in, such meeting. Any fees required to be paid in connection with any filings required by a Party or any of its Affiliates under any Antitrust Laws, including the HSR Act, if applicable, will be borne one-half by Buyer and one-half by Seller.

(b)                            Antitrust Limitations. In connection with any such filings, notwithstanding anything to the contrary in this Agreement or the other Transaction Documents, in no event will Buyer, Seller or any of their respective Affiliates be required to agree to, enter into or offer to enter into any agreement or consent order requiring any divestiture or hold-separate or any business limitation, limitation on conduct or governance of the Buyer, Seller, or any of their respective Affiliates, or similar arrangement or undertaking in connection with this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

7.9                               Employees.

(a)                            No later than 10 Business Days prior to the Closing Date, Seller shall deliver to Buyer an updated Schedule 5.16 (i) omitting those Business Employees, if any, who are no longer employed by Seller or its Affiliates, (ii) including those employees of Seller or any of its Affiliates who have replaced (and have similar qualifications and experience as) those Business Employees referenced in the foregoing clause (i) who are no longer employed by Seller or its Affiliates, and (iii) subject to Buyer’s and Seller’s consent (which may be withheld in their sole discretion), including those employees of Seller or any if its Affiliates who perform a function similar to a Business Employee. No later than seven Business Days prior to the Closing Date

Buyer will, or will cause an Affiliate of Buyer to, offer employment to each Business Employee set forth on Schedule 5.16, as updated pursuant to this Section 7.9(a), who is expected to be actively employed, and for the avoidance of doubt not on a leave of absence (including long term disability leave), as of the Closing Date, effective as of the Closing, subject to and conditioned upon the occurrence of the Closing and the satisfaction of Buyer’s and its Affiliates’ standard employment qualifications, including verification of eligibility for employment under applicable Law (including any applicable Department of Transportation regulations), compliance with Buyer’s drug and alcohol policy and successful completion of a background check and, if applicable, pre-employment physical, in each case, in accordance with Buyer’s past practices then in effect.  The Business Employees who accept Buyer’s or its Affiliate’s offer of employment and commence employment with Buyer or one of its Affiliates will be referred to herein as “Transferred Employees” as of the Closing.  From and after the Execution Date, Seller will cooperate with and use its commercially reasonable efforts (and will cause its Affiliates to cooperate with and use its commercially reasonable efforts) to make the Business Employees reasonably accessible to Buyer and its Affiliates and to assist Buyer and its Affiliates in their efforts to secure satisfactory employment arrangements with the Business Employees to whom Buyer or Buyer’s Affiliate makes employment offers.  Additionally, without limiting the generality of the foregoing, Seller acknowledges and agrees that, on or prior to the Closing Date, neither it nor its Affiliates will make offers or counteroffers of employment to the Business Employees to whom Buyer or any Affiliate of Buyer makes employment offers.  Seller will (or will cause its Affiliates to) terminate for all purposes (including under all Employee Benefit Plans) the employment of each Business Employee who accepts employment with Buyer or Buyer’s Affiliate, effective immediately prior to the Closing.

(b)                            Each offer of employment by Buyer or its Affiliate to a Business Employee pursuant to this Section 7.9 shall initially provide each Transferred Employee with (i) total target annual cash compensation which is substantially comparable, on an aggregate basis, to the base salary (or hourly wages, if applicable) and target bonus compensation provided by Seller or its Affiliates immediately prior to the Closing and (ii) other employee benefits (excluding equity incentive compensation) which are substantially comparable, in the aggregate, to the employee benefits (excluding equity incentive compensation) provided to similarly-situated employees of Buyer and its U.S. Affiliates.

(c)                             For purposes of eligibility and vesting under each benefit plan of Buyer or its Affiliates in which such Transferred Employees are eligible to participate following the Closing that is intended to be qualified under Section 401(a) of the Code and under each vacation or paid-time-off program or policy of Buyer or its Affiliates in which such Transferred Employees are eligible to participate following the Closing, in each case, if any, Transferred Employees will be given credit for all service with Seller and its Affiliates, and any subsidiaries or predecessor employers for which Seller or its Affiliates credited service, provided such credit is permitted under the terms of the applicable plans and does not result in duplication of benefits.

(d)                            Buyer acknowledges and agrees that it will be responsible for the payment of annual bonuses or other cash incentives, if any, for the Transferred Employees to the extent such amounts are attributable to the period starting January 1, 2014 and continuing through and including the Closing Date, as if such Transferred Employees had been employed by Buyer as of

January 1, 2014 and eligible to earn annual bonus or other cash incentives under Buyer’s bonus or other incentive plans (the “Buyer 2014 Bonus Amount”), and Buyer agrees that it shall pay the Buyer 2014 Bonus Amount to the Transferred Employees, subject to such Transferred Employees’ continued employment with Buyer or an Affiliate thereof through the applicable payment date.  Except with respect to annual bonuses, if any, earned or accrued by the Transferred Employees under one or more Employee Benefit Plans to the extent such amounts are attributable to the period starting January 1, 2014 and continuing through and including the Closing Date, without limiting any other provision hereof, Seller acknowledges and agrees that it and its Affiliates will remain solely liable for and, upon or within 30 days following the Closing Date, will pay (or will cause its Affiliates to pay) the Transferred Employees all wages, termination or severance pay, allowances, reimbursements, cash bonuses, sales commissions and other annual incentive compensation payments, if any, earned or accrued by such Transferred Employees at any time prior to or on the Closing Date, whether under any Employee Benefit Plan or otherwise.  In addition, without limiting the generality of the foregoing, Seller shall pay each Transferred Employee such Transferred Employee’s Accrued PTO as of Closing.  Notwithstanding anything herein to the contrary, Seller acknowledges and agrees that it and its Affiliates will remain liable to the Transferred Employees for all earned, unpaid annual bonuses or other cash incentives to the extent such amounts are attributable to the period starting January 1, 2013 and continuing through and including December 31, 2013 (the “Seller 2013 Bonus Amount”), and Seller agrees that it shall pay (or will cause its Affiliates to pay to), upon or within 30 days following the Closing Date, as an annual incentive in respect of 2013 services, an amount equal to the full Seller 2013 Bonus Amount to those Transferred Employees who remain employed through the applicable payment date. Seller shall indemnify and hold harmless Buyer and its Affiliates against any and all liabilities arising in connection with any failure of Seller or its Affiliates to comply with the requirements of this Section 7.9(d).

(e)                             Upon the Closing, the vesting of all outstanding and unvested equity awards held by any Transferred Employee that were granted under any equity plans of Seller or its Affiliates before March 1, 2014 shall accelerate and vest in full.  Prior to the Closing, Seller shall take all action necessary to cause the Transferred Employees’ accounts under each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code to vest in full (to the extent then unvested and to the extent permitted pursuant to anti-discrimination rules applicable to such plans) no later than the Closing Date.

(f)                              Effective immediately after the Closing Date, Buyer or an Affiliate of Buyer shall assume and shall be solely responsible for complying with COBRA and the Health Insurance Portability and Accountability Act of 1996, as amended, with respect to each Transferred Employee.

(g)                             Without limiting any other provision hereof, Seller will be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Business Employees as a result of any action by Seller or its Affiliates on or prior to the Closing Date, or following the Closing with respect to any employee who does not become a Transferred Employee for any reason.  On the Closing Date, Seller will notify Buyer of any terminations or layoffs of any Business

Employees during the 90-day period prior to the Closing.  After the Closing Date, Buyer shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to Transferred Employees.

(h)                            Subject to limitations imposed by applicable Law, with respect to the employee welfare benefit plans maintained by Buyer or its Affiliates following the Closing in which the Transferred Employees are eligible to participate, Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to (i) waive, or cause to be waived, any limitations on benefits relating to waiting periods, pre-existing condition exclusions or actively at work requirements, except to the extent that such waiting period, exclusions or requirements applied to the Transferred Employee under the corresponding Employee Benefit Plan and (ii) recognize any deductibles and other eligible expenses that were incurred by such Transferred Employees in the plan year in which the Closing occurs with respect to satisfying any deductibles or out-of-pocket maximums applicable to such Transferred Employee during the applicable plan year of the comparable Buyer benefit plan, to the extent such recognition would have been given under comparable Employee Benefit Plans prior to the Closing.

(i)                                At any time following the Execution Date, subject to applicable Law, Seller and Buyer (and their Affiliates) may hold pre-arranged communication sessions with Business Employees relating to employment-related matters in connection with this Agreement (the “Employment Matters”) as such sessions may be organized by Seller or Buyer (any of their Affiliates) and mutually agreed to by both Parties (the “Employee Sessions”).  Without limiting the foregoing, the Parties acknowledge and agree that (i) they shall consult with each other prior to either or both Parties (or their respective Affiliates) carrying out or informing any Business Employees of any Employee Sessions or providing any written communications to the Business Employees relating to the Employment Matters and (ii) any Employee Session shall comply with all applicable Laws.

(j)                               The provisions of this Section 7.9 are solely for the benefit of the Parties to this Agreement and nothing in this Section 7.9, express or implied, will confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement.  Nothing in this Section 7.9, express or implied, will be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, (ii) construed to interfere with the right of Buyer or its Affiliates to terminate the employment or other service relationship of any of the Transferred Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Transferred Employees or (iii) deemed to obligate Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

7.10                        Publicity.  The Parties and their respective Affiliates, if applicable, will consult with each other with regard to all press releases or other public announcements issued or made concerning this Agreement or the transactions contemplated herein and neither Party will issue, and each of them will not permit any Affiliate to issue any press release or other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated herein without the prior consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that following the first press release or other public announcement with respect to announcing the execution of this Agreement by the Parties, this Section 7.10 will not restrict or prevent (a) disclosures by Buyer or Seller (or their respective Affiliates) made in quarterly earnings releases, earnings calls, investor communications or as may be required by applicable Laws or the applicable rules and regulations of any Governmental Authority or stock exchange having jurisdiction over the disclosing Party or its Affiliates, (b) internal announcements by each Party (or its Affiliates)  to its or its Affiliates’ employees, (c) Buyer or Seller from recording the Assignment delivered at Closing or from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the MidCon Assets from Seller to Buyer, and/or (d) Buyer or Seller (or their respective Affiliates) from making any disclosure of information relating to this Agreement if made in a manner, under conditions and to Persons that would be permitted under the Confidentiality Agreement so long as such Person continues to hold such information confidential on the same terms as set forth in this Section 7.10.

7.11                        Non-Competition.

(a)                            In consideration for the acquisition by Buyer of the MidCon Assets and the consummation of the transactions contemplated hereby, and to protect the benefits to be derived by Buyer as a result of the acquisition of the MidCon Assets, the termination of the ACMP Agreements and the execution and delivery of the Replacement Contract, and in order to satisfy certain conditions to the consummation of the transactions contemplated by this Agreement, Seller expressly covenants and agrees that during the three-year period from and after the Closing Date (the “Prohibited Period”), Seller will, and will cause its Affiliates to, refrain from directly or indirectly carrying on or engaging in the Restricted Business in the Restricted Area.  Seller agrees and covenants that because the following conduct would constitute carrying on or engaging in the Restricted Business, Seller will not, and will cause its Affiliates not to, directly or indirectly during the Prohibited Period, loan money to or sell or lease equipment to any Third Party for the purpose of engaging in, at any time during the Prohibited Period, a Restricted Business in the Restricted Area.

(b)                            The Parties agree that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 7.11(a) are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Buyer and that these limitations are intended to comply with the provisions of all applicable Law.  The Parties further agree and acknowledge that, in the event of a breach of or breach threatened in writing of any of the provisions of this Section 7.11, Buyer will be entitled to seek immediate injunctive relief without the necessity of posting any bond, as any such breach would cause the Buyer irreparable injury for which it would have no adequate remedy at law.  Nothing in this Agreement (including Section 11.5) will be construed so as to prohibit Buyer from pursuing or realizing any other remedies available to it under this Agreement, at Law or in equity for any such breach or breach threatened in writing; provided that, notwithstanding this Section 7.11, Buyer shall not be entitled to rescission for any such breach.

(c)                             To the extent that any part of this Section 7.11 may be invalid, illegal or unenforceable for any reason, it is intended that such part will be enforceable to the extent that a court of competent jurisdiction will determine that such part, if more limited in scope, would have been enforceable, and such part will be deemed to have been so written and the remaining parts will as written be effective and enforceable in all events and the Parties agree to request that such court enforce this Section 7.11 as if so written.

7.12                        ACMP Agreement Terminations and the Replacement Contract. Prior to Closing, (a) Buyer will use commercially reasonable efforts to cause the Replacement Contract to be effective as of Closing and (b) Seller will use commercially reasonable efforts to cause the ACMP Agreement Terminations, to be effective as of the Closing. Without the prior consent of Seller (which consent shall not be unreasonably delayed, withheld or conditioned), Buyer shall not terminate or materially amend or modify the terms of the Replacement Contract prior to Closing.

7.13                        Excluded Real Property. From and after the Execution Date until the 20th Business Day following the Execution Date (the “Real Property Election Date”), if Buyer’s Phase 1 Environmental Assessments of the Real Property pursuant to Section 4.1(b) identifies one or more Environmental Defects with respect to such Real Property, Buyer may elect in good faith to exclude such Real Property (and the Facilities located thereon) from the MidCon Assets to be conveyed at Closing by giving written notice to Seller no later than 5p.m. CST on the Real Property Election Date identifying in reasonable detail the Environmental Defect affecting such Real Property. Any such Real Property so excluded (together with the Personal Property and Facilities relating thereto, the “Excluded Real Property”) shall become Excluded Assets and any Real Property not excluded pursuant to this Section 7.13 (the “Acquired Real Property”) shall be included in the MidCon Assets.  Seller will use its reasonable best efforts to obtain from the City of Waynoka (and deliver to Buyer at Closing) an easement for access and utilities, in a form reasonably satisfactory to Buyer that are necessary in order for Buyer to have reasonable access to, and utilities services, for the Acquired Real Property in the location generally depicted on Schedule 5.17(a) with a black line (the “Black Easement”).  In addition, Seller will grant (and deliver to Buyer at Closing) a temporary easement along the existing gravel road that is depicted on Schedule 5.17(a) near the Black Easement, in a form reasonably satisfactory to Buyer, for the purposes of (a) providing access to the Acquired Real Property until the construction on the Black Easement is complete such that Buyer can use the Black Easement to access the Acquired Real Property and (b) installing and operating utilities to the extent Buyer is unable to use the Black Easement for utilities services.

7.14                        Excluded Compression Units.

(a)                                 On the Preliminary Settlement Statement Date, Seller will prepare in good faith and deliver to Buyer a written notice setting forth (i) Closing Date Working HP and (ii) the aggregate Closing Date Idle HP (the “HP Notice”), which notice will be included as part of the Preliminary Settlement Statement.

(b)                                 If the Closing Date Idle HP as reflected on the HP Notice is less than or equal to 10,000, then (i) Buyer will have no election with respect to the Idle Compression Units and (ii) all of the Idle Compression Units will be considered part of the “Compression Units” to be transferred as a “MidCon Asset” at Closing hereunder.

(c)                                  If the Closing Date Idle HP as reflected on the HP Notice is greater than 10,000, then, within four Business Days after receipt of the HP Notice, Buyer will deliver to Seller a written notice (the “HP Response”) setting forth (i) the Idle Compression Units Buyer elects not to purchase, if any (collectively, the “Excluded Compression Units”); (ii) the Included Idle Compression Units and the Included Idle HP and (iii) Buyer’s good faith calculation in reasonable detail of the adjusted Compression Unit Amount based on the foregoing; provided that any election made by Buyer pursuant to this Section 7.14(c) will include an election to purchase Included Idle Compression Units (the selection of which Included Idle Compression Units Buyer elects to purchase will be made in Buyer’s sole discretion) such that the Included Idle HP after giving effect to such election is at least 10,000.  For the avoidance of doubt, the Included Idle Compression Units will be considered part of the “Compression Units” to be transferred as part of the “MidCon Assets” hereunder, and the Excluded Compression Units will be considered “Excluded Assets” hereunder.  If Buyer does not deliver a HP Response to Seller in compliance with this Section 7.14(c) within four Business Days after receipt of the HP Notice, then, provided that the HP Notice correctly reflected the Closing Date Idle HP in all material respects (i) Buyer will be deemed to have waived any election with respect to the Idle Compression Units and (ii) all of the Idle Compression Units will be considered part of the “Compression Units” to be transferred as a “MidCon Asset” at the Closing hereunder.

(d)                                 All costs of deinstallation, decontamination, removal and transportation to Seller of Excluded Compression Units not borne by ACMP shall be the responsibility of Seller.

7.15                        Assistance.

(a)                                 Seller shall cause its independent registered public accounting firm to prepare and provide to Buyer, and Buyer will cooperate with Seller and its independent registered public accounting firm in the preparation of, such audited and unaudited financial statements as are required under Rule 3-05 of Regulation S-X promulgated by the SEC (collectively, the “Financial Statements”) to be included in any filing by Buyer or its Affiliates with the SEC in the time period set forth in Regulation S-X or otherwise required by the SEC as a result of the Sale, provided that Seller will use its commercially reasonable efforts to prepare and provide to Buyer such Financial Statements at or prior to Closing.  Prior to and following Closing, Seller will provide Buyer, its Affiliates and their representatives with reasonable access during normal business hours to Seller’s financial and accounting information (i) used in the preparation of the Financial Statements or (ii) directly relating to the MidCon Assets as needed for preparation of such financial statements as are required by Article XI of Regulation S-X promulgated by the SEC.  Seller shall use its commercially reasonable efforts to obtain representation letters and similar documents from applicable personnel as may be required in connection with the preparation and audit of the Financial Statements; provided that this obligation shall be inapplicable to any requested representation that, in the reasonable judgment of such personnel, is not factually accurate in all material respects.  Subject to Seller’s compliance with the covenants of the immediately preceding sentence, Buyer agrees that any inability or failure of

Seller to obtain any representation letter or similar document shall not in and of itself create any liability on the part of Seller or constitute a breach of any representation, warranty, covenant or agreement of Seller contained in this Agreement.  Upon Seller’s request, Buyer will reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller with respect to Seller’s undertaking pursuant to this Section 7.15, or as required pursuant to the Side Letter or the LOI. The Parties understand and agree that the review and related activities in connection with preparation of the Financial Statements and any financial statements required by Article XI of Regulation S-X (as well as any requirement of representation letters and similar documents) will only be required to be carried out one time.

(b)                                 Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall reasonably cooperate with each other following the Closing in the prosecution or defense of any of the Retained Litigation, including affording reasonable access during normal business hours to employees of Buyer and its Affiliates engaged in conducting the Compression Business and the Records in Buyer’s or its Affiliates’ possession to the extent (and then only to the extent) relating to such Retained Litigation; provided, however, that (i) the requesting Party will reimburse the other Party for all of such other Party’s reasonable out of pocket expenses incurred in connection with this Section 7.15(b) and (ii) this Section 7.15(b) shall not apply to any dispute, litigation or other proceeding or claim between the Parties arising out of this Agreement, any Transaction Document or any transaction contemplated hereby or thereby.

7.16                        Seller Marks; Change of Name.  Buyer acknowledges and agrees that it is not acquiring any right, title, interest, license or any other right whatsoever to use the Seller Marks.  Buyer shall, as promptly as practicable, but in any case within 60 days after the Closing Date, eliminate the Seller Marks from the MidCon Assets, including any signage.  From and after the earlier of 60 days after the Closing Date and the elimination of the Seller Marks from the MidCon Assets, Buyer will not (a) do any business using the Seller Marks or (b) otherwise operate any MidCon Assets or undertake the Compression Business in any manner that might reasonably be expected to confuse any Person into believing that Buyer has any right, title, interest, license or any other right to use the Seller Marks or that Seller has any responsibility for or involvement with the ownership or operation of the MidCon Assets after the Closing.  Buyer will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Seller Marks.

7.17                        Insurance.  Buyer acknowledges and agrees that, effective upon the Closing, the insurance policies of Seller and its Affiliates related to the MidCon Assets and/or the Compression Business may be terminated or modified to exclude coverage of the MidCon Assets and/or the Compression Business including insurance required by any Third Party to be maintained by Seller.  From and after the Closing, Seller shall be under no obligation to purchase, establish, renew or extend any insurance, performance bonds, surety bonds, guarantees, warranties, indemnities and similar rights relating to the MidCon Assets or the Compression Business.

7.18                        Bulk Transfer Laws.  Buyer hereby waives compliance by Seller with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the MidCon Assets to Buyer or any Buyer Designee, as applicable.

7.19                        LandCo Transfer of Real Property.  At the Closing, Seller will cause LandCo to transfer and assign the Acquired Real Property (if any) to Buyer, free of any lease, pursuant to deeds substantially in the form attached hereto as Exhibit F (collectively, the “LandCo Deed”).

7.20                        Amendment of Schedules and Exhibits.

(a)                                 Subject to the following sentence, Buyer agrees that, with respect to any disclosure schedule relating to the representations and warranties of Seller contained in this Agreement (each, a “Disclosure Schedule”), Seller shall have the continuing right until the Closing to supplement or amend such Disclosure Schedule with respect to any matter hereafter arising or discovered which, if such matter had existed or been known by Seller as of the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule (each supplement or amendment to a Disclosure Schedule, a “Disclosure Schedule Supplement”).  Notwithstanding anything herein to the contrary, for purposes of indemnification and for purposes of determining whether or not the conditions set forth in this Agreement have been satisfied each Disclosure Schedule Supplement shall be disregarded.

(b)                                 Seller shall have the right to supplement and/or amend Exhibit A-1 and Exhibit A-3 to reflect Additional Compression Units and to include specifically identified items for which replacements of equal or greater value has been obtained.  Each such supplement or amendment permitted pursuant to this Section 7.20(b) shall be deemed to be part of this Agreement for all purposes from and after the date of such supplement or amendment.

7.21                        New Compression Units.  In the event that Access requests any compression unit under an ACMP Agreement (in addition to the Compression Units) on or after the Execution Date, and Seller does not have available a compression unit capable of providing the requested compression in accordance with the standards under such ACMP Agreement, then Seller shall order such requested additional compression unit to be built by Compass pursuant to a purchase order that is subject to the terms and conditions of the Compass Contract and which purchase order and rights under the Compass Contract relating thereto is transferable to Buyer (a “New Compression Unit Purchase Order”).

7.22                        Consents to Assign.

(a)                                 With respect to each Consent set forth on Schedule 5.10 (excluding the Consents, if any, relating to the ACMP Agreements), within 10 Business Days after the Execution Date, Seller will send to the holder of each such Consent a notice in compliance with the contractual provisions applicable to such Consent seeking such holder’s Consent.

(b)                                 If Seller fails to obtain a Consent set forth in Schedule 5.10 (excluding the Consents, if any, relating to the ACMP Agreements) prior to Closing, then the MidCon Asset (or portion thereof) affected by such un-obtained Consent will be excluded from the MidCon Assets to be assigned to Buyer at Closing.  In the event that any such Consent (with respect to a MidCon Asset excluded pursuant to the foregoing sentence of this Section 7.22(b)) that was not obtained prior to Closing is obtained on or before 180 days following the Closing, then, within 10 Business Days after such Consent is obtained, Seller will assign the MidCon Asset (or portion thereof) that was so excluded as a result of such previously un-obtained Consent to Buyer (or a Buyer Designee) pursuant to an instrument in substantially the same form as the Assignment.

(c)                                  Prior to Closing and for the 180-day period following Closing, Seller will use its commercially reasonable efforts to obtain all Consents listed on Schedule 5.10 (excluding the Consents, if any, relating to the ACMP Agreements); provided, however, that Seller will not be required to incur any Liability or pay any money in order to obtain any such Consent.  Buyer will use its reasonable efforts (without any obligation to incur any Liability or to pay money) to assist and cooperate with Seller in furtherance of Seller’s efforts pursuant to this Section 7.22(c).

7.23                        Compass Contract.  During the 18 months following the Closing, Seller shall not terminate or materially amend or modify the terms of any Contract under which a W/I Right arises or the Compass Contract, in each case, to the extent relating to any W/I Claim.

7.24                        Survey.  On or before 20 days prior to Closing, Seller shall obtain (at Seller’s sole cost and expense) a current survey (the “Survey”) of the Real Property, prepared by a surveyor approved by Buyer and made in conformance with American Land Title Association Standards.  As soon as reasonably possible after receipt, but in any event within five days after receipt, Seller shall provide a copy of the Survey to Buyer for Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed, solely as to boundary dimensions and the legal description.  In the event of a disapproval by Buyer, the Parties shall use their respective good faith, commercially reasonable efforts to agree on the boundary dimensions and legal description of the Real Property.  Upon the determination of the boundary dimensions and legal description of the Real Property, the Parties agree to deliver a revised Exhibit A-2 setting forth the legal description of the Real Property.  For the avoidance of doubt, the legal description of the Real Property determined pursuant to this Section 7.24, will be used for the legal description of the Acquired Real Property in the LandCo Deed.

7.25                        Inventory.  Following the Execution Date, if Seller uses any of the Inventory, then Seller shall use its commercially reasonable efforts to replace such Inventory as soon as reasonably practical with replacement inventory of equal or greater value.

ARTICLE VIII
BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the Sale are subject, at the option of Buyer, to the fulfillment by Seller or waiver by Buyer, on or prior to the Closing of each of the following conditions:

8.1                               Representations.  The representations and warranties of Seller set forth in Article V will be true and correct in all respects (without regard to any materiality or Material Adverse Effect qualifiers therein) as of the Execution Date and the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for such failures to be true and correct that, individually or in the aggregate, would not, or could not reasonably be expected to, have a Material Adverse Effect.

8.2                               Performance.  Seller will have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Seller is required prior to or at the Closing Date.

8.3                               Certificate.  An authorized officer of Seller will execute and deliver a certificate dated as of the Closing Date certifying on behalf of Seller that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled by Seller and, if applicable, any exceptions to such conditions.

8.4                               No Legal Proceedings.  No material suit, action, or other proceeding instituted by a non-Affiliated Third Party reasonably likely to succeed on the merits will be pending before any Governmental Authority seeking to prohibit, enjoin, or declare illegal, or seeking material damages in connection with, the Sale or the transactions contemplated by this Agreement.  No order, award or judgment will have been issued by any Governmental Authority or arbitrator to prohibit, enjoin or declare illegal, or awarding material damages in connection with, the Sale or the transactions contemplated by this Agreement.

8.5                               Replacement Contract.  Access will have delivered executed counterparts of the Replacement Contract to be effective as of the Closing.

8.6                               Closing Deliverables.  Seller will have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 10.3(a).

ARTICLE IX
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the Sale are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller, on or prior to the Closing of each of the following conditions precedent:

9.1                               Representations.  The representations and warranties of Buyer set forth in Article VI will be true and correct in all respects (without regard to any materiality or material adverse effect qualifiers therein) as of the Execution Date and the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for such failures to be true and correct that, individually or in the aggregate, would not, or could not reasonably be expected to, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents.

9.2                               Performance.  Buyer will have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

9.3                               Certificate.  An authorized officer of Buyer will execute and deliver a certificate dated as of the Closing Date certifying on behalf of Buyer that the conditions set forth in Section 9.1 and Section 9.2 have been fulfilled by Buyer and, if applicable, any exceptions to such conditions.

9.4                               No Legal Proceedings.  No material suit, action, or other proceeding instituted by a non-Affiliated Third Party reasonably likely to succeed on the merits will be pending before any Governmental Authority seeking to prohibit, enjoin, or declare illegal, or seeking material damages in connection with, the Sale or the transactions contemplated by this Agreement.  No order, award or judgment will have been issued by any Governmental Authority or arbitrator to prohibit, enjoin or declare illegal, or awarding material damages in connection with, the Sale or the transactions contemplated by this Agreement.

9.5                               ACMP Agreement Termination.  Access will have delivered executed counterparts of each ACMP Agreement Termination to be effective as of the Closing.

9.6                               Closing Deliverables.  Buyer will have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items required to be delivered by Buyer under Section 10.3(b).

ARTICLE X
CLOSING

10.1                        Date of Closing.  Subject to the conditions stated in this Agreement, the transfer by Seller of the MidCon Assets to Buyer pursuant to this Agreement (the “Closing”) will occur on April 29, 2014, or if all conditions to Closing in Article VIII and Article IX have not yet been satisfied or waived by that date, then five Business Days after such conditions have been satisfied or waived, or such other date as Buyer and Seller may agree upon in writing.  The date of the Closing will be the “Closing Date.”

10.2                        Place of Closing.  The Closing will be held at the offices of Baker Botts L.L.P., located at 910 Louisiana Street, Houston, TX 77002 or such other location as Buyer and Seller may agree upon in writing.

10.3                        Closing Obligations.  At the Closing, the following documents will be delivered and the following events will occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                            Seller will deliver (or cause to be delivered) to Buyer:

(i)                                     a counterpart of the Assignment, substantially in the form of Exhibit C, between Seller and Buyer (or if applicable, a Buyer Designee), duly executed by Seller in sufficient counterparts to facilitate recording in the applicable counties, covering the MidCon Assets (other than the Acquired Real Property);

(ii)                                  a counterpart of the joint instruction letter directing the Escrow Agent to release the Deposit to Seller, duly executed by Seller;

(iii)                               an acknowledgement of the Preliminary Settlement Statement executed by Seller (without waiving any of their rights to dispute any adjustment not agreed to by the Parties);

(iv)                              a duly executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that each of Seller and LandCo (or, if Seller or LandCo is a disregarded entity, the Person treated as the “transferor” within the meaning of Treasury Regulation §1.1445-2(b)(2)(iii)) is neither (i) a foreign person nor (ii) a disregarded entity, each within the meaning of the Code and the Treasury Regulations promulgated thereunder;

(v)                                 documentation sufficient to permit Buyer to obtain the title to the Vehicles without further action of Seller;

(vi)                              a recordable release of any trust, mortgages, financing statements, fixture filings and/or security agreements made by Seller or its Affiliates affecting the MidCon Assets;

(vii)                           executed counterparts of each ACMP Agreement Termination, effective as of the Closing;

(viii)                        a counterpart of the LandCo Deed, substantially in the form of Exhibit F, duly executed by LandCo in sufficient counterparts to facilitate recording in the applicable counties;

(ix)                              a counterpart of the Transition Services Agreement, substantially in the form of Exhibit G, between Seller and Buyer (or if applicable, a Buyer Designee), duly executed by Seller; and

(x)                                 any other Transaction Documents that are required by other terms of this Agreement to be delivered by Seller at the Closing.

(b)                            Buyer will deliver (or cause to be delivered) to Seller:

(i)                                     a counterpart of the Assignment, substantially in the form of Exhibit C, between Seller and Buyer (or if applicable, a Buyer Designee), duly executed by Buyer (or if applicable, such Buyer Designee), in sufficient counterparts to facilitate recording in the applicable counties, covering the MidCon Assets (other than the Acquired Real Property);

(ii)                                  a counterpart of the joint instruction letter executed by Buyer directing the Escrow Agent to release the Deposit to Seller;

(iii)                               a counterpart of the acknowledgement of the Preliminary Settlement Statement executed by Buyer (without waiving any of their rights to dispute any adjustment not agreed to by the Parties);

(iv)                              a counterpart of the Transition Services Agreement, substantially in the form of Exhibit G, between Seller and Buyer (or if applicable, a Buyer Designee), duly executed by Buyer (or if applicable, such Buyer Designee);

(v)                                 executed counterparts of the Replacement Contract and any amendments thereto, effective as of the Closing;

(vi)                              to the account designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount in cash equal to the Adjusted Purchase Price determined pursuant to Section 3.4 minus the Deposit (provided Buyer has delivered a counterpart of the joint instruction letter executed by Buyer directing the Escrow Agent to release the Deposit to Seller pursuant to Section 10.3(b)(ii)); provided that Buyer will be deemed to deliver (or cause to be delivered) to LandCo the portion of the Adjusted Purchase Price allocable to the Acquired Real Property (as determined pursuant to Section 3.7);

(vii)                           a counterpart of the LandCo Deed, substantially in the form of Exhibit F, executed by Buyer in sufficient counterparts to facilitate recording in the applicable counties; and

(viii)                        any other Transaction Documents that are required by other terms of this Agreement to be delivered by Buyer at the Closing.

10.4                        Records.  In addition to the obligations set forth under Section 10.3 above, Seller will use its commercially reasonable efforts to deliver to Buyer within 30 days following the Closing Date, but in any event no later than 45 days following the Closing Date, possession of the Records to which Buyer is entitled pursuant to the terms of this Agreement in a format reasonably acceptable to Buyer.

ARTICLE XI
ASSUMPTION; INDEMNIFICATION; SURVIVAL

11.1                        Assumption by Buyer.  Without limiting Buyer’s rights to indemnity under this Article XI or waiving Buyer’s rights under the Transaction Documents, from and after the Closing Buyer will assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged): (i) all obligations, Liabilities and commitments, known or unknown, to the extent arising from, based upon or related to the use, ownership or operation of the MidCon Assets attributable to the period of time on and after the Effective Time; (ii) all obligations, Liabilities and commitments (A) for Taxes to the extent arising from, based upon or related to the use, ownership or operation of the MidCon Assets, in each case for any taxable period that begins on or after the Effective Time and the portion of any Straddle Period not apportioned to Seller pursuant to Section 13.2, (B) for all Transfer Taxes specifically allocated to Buyer pursuant to Section 13.2(b), and (C) specifically allocated to Buyer pursuant to Section 7.9 with respect to Business Employees (or any dependent or beneficiary of any Business Employee); and (iii) those Liabilities for which there is a downward Purchase Price adjustment pursuant to Section 3.2(b)(i) or Section 3.2(b)(v) therefor (all of said obligations and Liabilities under clauses (i), (ii) and (iii), subject to the proviso below, the “Assumed Obligations”); provided that Buyer does not assume (and the Assumed Obligations will not include), except to the extent there is a downward Purchase Price adjustment pursuant to Section 3.2(b)(v) therefor, (1) any Liability attributable to any obligations represented by Debt Instruments of Seller, any Affiliate of Seller or any other Third Party, (2) Liabilities attributable to Seller’s obligations under Section 10.4, (3) any Liability for which there has been an upward Purchase Price adjustment pursuant to Section 3.2(a)(ii) or Section 3.2(a)(iii), and/or (4) any Seller Tax Liabilities.

11.2                        Indemnities of Seller.  Effective as of the Closing, subject to Section 11.4, Section 11.6, Section 11.7, Section 11.8, Section 11.9 and Section 11.10, Seller will be responsible for, will pay on a current basis, and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, including Buyer and its Affiliates, “Buyer Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder, arising from, based upon or related to:

(a)                            any breach by Seller of any of its representations or warranties contained in Article V or the certificate delivered in accordance with Section 8.3;

(b)                            any breach by Seller of any of its covenants and agreements under this Agreement; or

(c)                             any of the Retained Liabilities.

11.3                        Indemnities of Buyer.  Effective as of the Closing, subject to Section 11.4, Section 11.6, Section 11.7, Section 11.8, Section 11.9 and Section 11.10, Buyer will assume, be responsible for, will pay on a current basis, and hereby defends, indemnifies and holds harmless Seller and its Affiliates, and all of their respective partners, members, directors, officers, managers, employees, attorneys, agents and representatives (collectively, including Seller and its Affiliates, “Seller Indemnified Parties”) from and against any and all Liabilities, whether or not relating to Third Party claims or incurred in the investigation or defense of any of the same or in asserting, presenting or enforcing any of their respective rights hereunder arising from, based upon, related to or associated with:

(a)                            any breach by Buyer of any of representations or warranties contained in Article VI or the certificate delivered in accordance with Section 9.3;

(b)                            any breach by Buyer of any of its covenants and agreements under this Agreement; or

(c)                             any of the Assumed Obligations.

11.4                        Limitation on Liability.

(a)                            Notwithstanding anything herein to the contrary, Seller will not have any Liability for any indemnification under Section 11.2(a) for Claims arising from any casualty loss to the extent an adjustment was made to the Purchase Price pursuant to Section 3.2(b)(i).  Seller will not have any Liability for any indemnification under Section 11.2(a) unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Buyer to Seller and for which Seller is liable exceeds $33,000 and (ii) the aggregate amount of all Liabilities for which Seller is liable under Section 11.2(a) (but, for the avoidance of doubt, without counting the individual amount of any Liability that does not exceed $33,000) exceeds $3,606,000 (the “Indemnity Deductible”) and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the indemnities under Section 11.2(a) for a breach of any Fundamental Representation or any breach of Section 5.6, Section 5.10(b) or Section 5.12 (the “Limitation of Liability Exclusions”), in each case, will not be limited by the provisions of this Section 11.4(a).

(b)                            Notwithstanding anything to the contrary contained in this Agreement, except with respect to the Limitation of Liability Exclusions, Seller will not be required to indemnify Buyer under Section 11.2(a) for aggregate Liabilities in excess of 12% of the unadjusted Purchase Price.

(c)                             Buyer will not have any Liability for any indemnification under Section 11.3(a) unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Seller to Buyer and for which Buyer is liable exceeds $33,000 and (ii) the aggregate amount of all Liabilities for which Buyer is liable under Section 11.3(a) (but, for the avoidance of doubt, without counting the individual amount of any Liability that does not exceed $33,000) exceeds $3,606,000 and then only to the extent such Liabilities exceed $3,606,000; provided that the indemnities under Section 11.3(a) for a breach of any Fundamental Representation will not be limited by the provisions of this Section 11.4(c).

(d)                            For purposes of determining the amount of Liabilities that may be subject to indemnification under Section 11.2(a) or Section 11.3(a) as a result of any breach of a representation or warranty contained herein (but not for determining whether or not any breach of a representation or warranty occurred), the words “Material Adverse Effect,” “material adverse effect,” “material,” “materially,” and words of similar import in the applicable representations and warranties will be disregarded.

11.5                        Exclusive Remedy.  Notwithstanding anything to the contrary contained in this Agreement, absent fraud and except (a) as provided in Section 4.1(c), Section 7.11 and Section 13.16 and (b) for the remedies available at Law or in equity in connection with any Transaction Document (other than the certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable) to the extent permitted under such Transaction Document, Seller and Buyer agree (on behalf of themselves and the other Seller Indemnified Parties and Buyer Indemnified Parties, respectively) that, from and after Closing, the indemnification provisions set forth in this Article XI contain the Parties’, the Seller Indemnified Parties’ and the Buyer Indemnified Parties’ sole and exclusive remedies against each other with respect to any and all claims relating to or arising out of this Agreement or any Transaction Documents, the certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable, or any other claims relating to the MidCon Assets, the Compression Business, the events giving rise to this Agreement and the transactions contemplated by this Agreement.  In furtherance of and not in limitation of the foregoing, from and after Closing, absent fraud and except (i) as provided in Section 4.1(c), Section 7.11 and Section 13.16 and (ii) for the remedies available at Law or in equity in connection with any Transaction Document (other than the certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable) to the extent permitted under any such Transaction Document, Seller and Buyer (on behalf of themselves and the other Seller Indemnified Parties and Buyer Indemnified Parties, respectively) each waives, releases, remises and forever discharges, to the fullest extent permitted under any applicable Laws, the other Party and its Affiliates and all such Persons’ stockholders, members, partners, officers, directors, employees, agents, advisors and representatives from any and all rights, remedies and Liabilities, whether in contract, tort or otherwise, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, any Transaction Documents, any certificates delivered by the Parties pursuant to Section 8.3 or Section 9.3, as applicable, or any other claims relating to the MidCon Assets, the Compression Business, the events giving rise to this Agreement and the transactions contemplated by this Agreement, or any right of rescission with respect to such matters.

11.6                        Indemnification Procedures.  All claims for indemnification under Section 4.1(c), Section 11.2 and Section 11.3 will be asserted and resolved as follows:

(a)                            For purposes of Section 4.1(c) and this Article XI, the term “Indemnifying Party” when used in connection with particular Liabilities will mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to Section 4.1(c) and this Article XI, and the term “Indemnified Party” when used in connection with particular Liabilities will mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to Section 4.1(c) and this Article XI.

(b)                            To make claim for indemnification under Section 4.1(c), Section 11.2 and Section 11.3, an Indemnified Party will notify the Indemnifying Party of its claim under this Section 11.6, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party will provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and will enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 11.6 will not relieve the Indemnifying Party of its obligations under Section 4.1(c), Section 11.2 or Section 11.3 (as applicable) except to the extent such failure actually prejudices the Indemnifying Party’s ability to defend against the Third Party Claim and then only to the extent such failure actually prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  In the event that the claim for indemnification is based upon a breach of a representation, warranty, covenant or agreement, the Claim Notice will specify the representation, warranty, covenant or agreement that was breached.

(c)                             In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party will notify the Indemnified Party whether it will assume and thereafter conduct the defense of such Third Party Claim.  The Indemnified Party is authorized, prior to notice by the Indemnifying Party that it will assume the defense of such Third Party Claim, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it will deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)                            If the Indemnifying Party will have assumed the defense of the Third Party Claim, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof.  If requested by the Indemnifying Party, the Indemnified Party will cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest, including providing reasonable access to the Indemnified Party’s premises, personnel, accounts, documents and records during normal business hours.  The Indemnified Party may participate in, at its own expense, but subject to the Indemnifying Party’s full control of, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 11.6(d); provided, however, that the Indemnified Party will not be required to bring any counterclaim or cross complaint against any Person.  Notwithstanding the foregoing, an Indemnifying Party will not, without the prior written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto that does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity); provided, however, that with respect to any Third Party Claim relating to Tax matters an Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle any such Third Party Claim or consent to the entry of any judgment with respect thereto.

(e)                             If the Indemnifying Party does not assume the defense of the Third Party Claim, then the Indemnified Party will have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of its choosing.  Any settlement of the Third Party Claim by the Indemnified Party will require the consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed), unless the settlement is solely for money damages and results in a final resolution.

(f)                              In the case of a claim for indemnification not involving a Third Party Claim, the Indemnifying Party will have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities.  If the Indemnifying Party does not notify the Indemnified Party within such 30-day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party will conclusively be deemed to have rejected such Claim Notice.

11.7                        Survival.

(a)                            The representations and warranties of Seller in Article V (other than the Fundamental Representations of Seller and the representations and warranties in Section 5.6, Section 5.10(b) and Section 5.12) will survive the Closing for a period of one year. The Fundamental Representations of Seller will survive the Closing without time limit and the representations and warranties in Section 5.6, Section 5.10(b) and Section 5.12 will survive until the expiration of the applicable statute of limitations (plus any applicable waivers or extensions of such statute of limitations).  Except to the extent any covenant expressly lasts for only a specified period of time as set forth in this Agreement, each of the covenants of Seller shall survive the Closing until 30 days following the expiration of the applicable statute of limitations (plus any applicable waivers or extensions of such statute of limitations) applicable to the obligation covered by such covenant; provided, however, Seller’s covenants in Section 7.1 and Section 10.4 shall survive the Closing only for a period of one year.

(b)                            The representations and warranties of Buyer in Article VI (other than the Fundamental Representations of Buyer) will survive the Closing for a period of one year. The Fundamental Representations of Buyer will survive the Closing without time limit.  Except to the extent any covenant expressly lasts for only a specified period of time as set forth in this Agreement, the covenants of Buyer shall survive the Closing until 30 days following the expiration of the applicable statute of limitations (plus any applicable waivers or extensions of such statute of limitations) applicable to the obligation covered by such covenant.

(c)                             Representations, warranties, covenants and agreements will be of no further force and effect after the date of their expiration, provided that there will be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(d)                            The indemnities in Section 11.2(a), Section 11.2(b), Section 11.3(a) and Section 11.3(b) will terminate as of the applicable termination date pursuant to Section 11.7(a) or Section 11.7(b) of each respective representation, warranty, covenant or agreement that is subject to indemnification.  Buyer’s indemnities set forth in Section 4.1(c) and Section 11.3(c) will survive the Closing without time limit.  Seller’s indemnities set forth in Section 11.2(c) will survive the Closing without time limit.  Notwithstanding the foregoing, there will be no termination of any bona fide claim asserted pursuant to the indemnities in Section 11.2 or Section 11.3 prior to the date of termination for such indemnity.

11.8                        No Setoff.  Neither Buyer nor Seller will have any right to setoff any Liabilities against any payments to be made by either of them under this Agreement.

11.9                        No Duplication.  Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of any (i) state of facts constituting a breach of more than one representation, warranty, covenant or agreement or would otherwise be indemnifiable under multiple provisions of this Article XI or (ii) amount taken into account in determining any adjustment to the Purchase Price under Section 3.2(b)(i), Section 3.2(b)(v), Section 3.2(a)(ii), or Section 3.2(a)(iii); provided, however, that notwithstanding anything herein to the contrary, this Section 11.9 shall not limit or alter the ability of a Party to seek or receive damages to which it is otherwise entitled, subject to Section 11.4 through Section 11.11 (but excluding this Section 11.9), under applicable Law.

11.10                 Non-Compensatory Damages.  NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, ABSENT FRAUD, NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES WILL BE ENTITLED TO (IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR ANY OTHER CLAIMS RELATING TO THE MIDCON ASSETS, THE COMPRESSION BUSINESS OR THE EVENTS GIVING RISE TO THIS AGREEMENT), RECOVER FROM SELLER OR BUYER, OR THEIR RESPECTIVE AFFILIATES, ANY INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE OR SPECULATIVE DAMAGES OR DAMAGES FOR LOST PROFITS OF ANY KIND (INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF

BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE) ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY OR ANY OTHER CLAIMS RELATING TO THE MIDCON ASSETS, THE COMPRESSION BUSINESS OR THE EVENTS GIVING RISE TO THIS AGREEMENT, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY.  SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLER, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, WAIVE ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, INDIRECT, EXEMPLARY AND CONSEQUENTIAL DAMAGES, REMOTE OR SPECULATIVE, INCLUDING DAMAGES FOR LOST PROFITS OF ANY KIND, ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS SECTION 11.10 WILL NOT RESTRICT ANY PARTY’S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR AN INJUNCTION.

11.11                 Express Negligence.  THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF, NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE INDEMNIFIED PARTIES.

11.12                 Tax Treatment of Indemnification Payments.  Any indemnification payments made to any party pursuant to this Article XI will constitute an adjustment of the Purchase Price for Tax purposes and will be treated as such by Buyer and Seller on their Tax Returns to the extent permitted by applicable Law.

11.13                 Indemnification Net of Insurance Proceeds.  The amount of any indemnity provided in this Article XI shall be reduced (but not below zero) by the amount of any insurance proceeds actually recovered (less expenses and increases in premiums) by the applicable Indemnified Party as a result of the Liabilities giving rise to such indemnity claim; provided that notwithstanding anything herein to the contrary, no Party shall be required to make or pursue any claim under its insurance policies.  If, after an indemnification payment is made by any Indemnifying Party to any Indemnified Party, such Indemnified Party subsequently recovers insurance proceeds in respect of such Liabilities, then such Indemnified Party shall pay to the Indemnifying Party the amount of such insurance proceeds (but not in excess of the indemnification payment or payments actually received with respect to such Liabilities), less expenses and increases in premiums.

ARTICLE XII
TERMINATION, DEFAULT AND REMEDIES

12.1                        Right of Termination.  This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)                            by mutual written consent of Seller and Buyer;

(b)                            by Seller upon notice to Buyer, (i) if any of the conditions in Section 9.1, Section 9.2, Section 9.3 or (other than as a result of Buyer’s failure to have delivered or be ready, willing and able to deliver the Replacement Contract) Section 9.6 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by Seller or (ii) if any of the conditions in Section 9.5 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by Seller;

(c)                             by Buyer upon notice to Seller, if any of the conditions in Section 8.1, Section 8.2, Section 8.3 or (other than as a result of Seller’s failure to have delivered or be ready, willing and able to deliver the ACMP Agreement Termination) Section 8.6 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by Buyer;

(d)                            by Buyer upon notice to Seller, if any of the conditions in Section 8.5 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by Buyer;

(e)                             by either Party, upon notice to the other Party, if the conditions set forth in Section 8.4 or Section 9.4 shall have become incapable of fulfillment on or prior to the Outside Termination Date and shall not have been waived by the applicable Party; or

(f)                              by either Party, upon notice to the other Party, if the Closing contemplated hereby shall not have occurred on or before the Outside Termination Date;

provided, however, that (i) no Party will have the right to terminate this Agreement pursuant to subsection (b), (c), (e) or (f) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement and (ii) Buyer shall not have the right to terminate this Agreement pursuant to subsection (c), (e) or (f) if damage to the MidCon Assets resulting from Buyer’s due diligence actions in breach Section 4.1 is the cause of or resulted in the failure of the condition set forth in Section 8.1 not to have been satisfied prior to the Outside Termination Date.

12.2                        Right of Specific Performance; Effect of Termination.

(a)                            If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 12.1 hereof, then, except for the provisions of Article 1, Section 4.1(c), Section 4.1(d), Section 4.2, Section 4.3, Section 7.4, Section 11.10, this Section 12.2, Section 12.3, Article XIII (other than Section 13.2(b), Section 13.2(c), Section 13.6, Section 13.7 and Section 13.16) and such of the defined terms in Appendix I necessary to give context to the surviving provisions, this Agreement will forthwith become void and, except as expressly provided below in this Section 12.2, the Parties will have no liability or obligation hereunder.

(b)                            If this Agreement is terminated by Seller (or may be terminated by Seller) pursuant to (i) Section 12.1(b)(i) (other than because of the breach by Buyer of Section 7.12) or (ii) Section 12.1(f) because of (A) the actual breach by Buyer of this Agreement (other than

Buyer’s breach of the provisions of Section 7.12) or (B) the failure of Buyer to close in the instance where, as of the Outside Termination Date, (1) all of the conditions in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Buyer), (2) Seller is ready, willing and able to perform its obligations under Section 10.3, and (3) Buyer nevertheless elects not to close, then in either such event, the Parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain.  Accordingly, if Seller has such right to terminate this Agreement, then Seller may elect either (x) to seek specific performance in accordance with Section 13.16 or (y) to receive $10,000,000 of the Deposit as liquidated damages (and Seller and Buyer promptly shall give joint written instructions to the Escrow Agent to deliver $10,000,000 of the Deposit to Seller and to contemporaneously therewith return the remainder of the Deposit to Buyer).  The Parties agree that if Seller elects to receive $10,000,000 as liquidated damages, such liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller. Seller agrees that, to the fullest extent permitted by Law, Seller’s right to specific performance under Section 13.16 or to receive the Deposit as liquidated damages as provided in this Section 12.2(b) will be the sole and exclusive remedies of Seller if the Closing does not occur as a result of the termination of this Agreement by Seller (or Seller’s right to terminate this Agreement) pursuant to Section 12.1(b)(i) or Section 12.1(f) under the circumstances set forth in this Section 12.2(b).

(c)                             If this Agreement is terminated by Buyer (or may be terminated by Buyer) pursuant to (i) Section 12.1(c) (other than because of the breach by Seller of Section 7.5 or Section 7.12) or (ii) Section 12.1(f) because of (A) the actual breach by Seller of this Agreement (other than Seller’s breach of the provisions of Section 7.5 or Section 7.12) or (B) the failure of Seller to close in the instance where, as of the Outside Termination Date, (1) all of the conditions in Article IX (excluding conditions that, by their terms, cannot be satisfied until the Closing) have been satisfied (or waived by Seller), (2) Buyer is ready, willing and able to perform its obligations under Section 10.3, and (3) Seller nevertheless elects not to close, then in either such event, the Parties agree and acknowledge that Buyer will suffer damages that are not practicable to ascertain.  Accordingly, if Buyer has such right to terminate this Agreement, then Buyer may elect either (x) to seek specific performance in accordance with Section 13.16 or (y) to the return of the Deposit (and Seller and Buyer promptly shall give joint written instructions to the Escrow Agent to deliver the Deposit to Buyer) and an amount equal to $10,000,000 as liquidated damages, which amount will be immediately payable by Seller to Buyer by wire transfer in immediately available funds.  The Parties agree that if Buyer elects to have the Deposit returned and have Seller pay Buyer an amount equal to $10,000,000 as liquidated damages, such liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Buyer.  Buyer agrees that, to the fullest extent permitted by Law, Buyer’s right to specific performance under Section 13.16 or to the return of the Deposit and the payment of such liquidated damages as provided in this Section 12.2(c) will be the sole and exclusive remedies of Buyer if the Closing does not occur as a result of the termination of this Agreement by Buyer (or Buyer’s right to terminate this Agreement) pursuant to Section 12.1(c) or Section 12.1(f) under the circumstances set forth in this Section 12.2(c).

(d)                            If this Agreement is terminated (i) by Buyer pursuant to Section 12.1(d), (ii) by Seller pursuant to Section 12.1(b)(i) because of the breach by Buyer of Section 7.12 or (iii) by Buyer or by Seller pursuant to Section 12.1(f), in each of the foregoing cases due to (A) the termination of the Replacement Contract by Buyer (or its Affiliate, as applicable), (B) the mutual termination of the Replacement Contract by Buyer and Access (or their respective Affiliates, as applicable) or (C) the expiration of the Replacement Contract prior to the Outside Termination Date in accordance with the Replacement Contract’s terms, then in any such event, the Parties agree and acknowledge that Seller will suffer damages that are not practicable to ascertain.  Accordingly, if this Agreement is terminated under the circumstances set forth in this Section 12.2(d), then Seller shall be entitled to receive $7,000,000 of the Deposit as liquidated damages (and Seller and Buyer promptly shall give joint written instructions to the Escrow Agent to deliver $7,000,000 of the Deposit to Seller and to contemporaneously therewith return the remainder of the Deposit to Buyer).  The Parties agree that Buyer’s payment to Seller of $7,000,000 of the Deposit pursuant to this Section 12.2(d) as liquidated damages is reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement. Seller agrees that, to the fullest extent permitted by Law, Seller’s right to receive $7,000,000 as liquidated damages as provided in this Section 12.2(d) will be the sole and exclusive remedy of Seller if the Closing does not occur as a result of the termination of this Agreement by Buyer pursuant to Section 12.1(d), by Seller pursuant to Section 12.1(b)(i) or by Seller or Buyer pursuant to Section 12.1(f), in each of the foregoing cases, under the circumstances set forth in this Section 12.2(d).

(e)                             If this Agreement is terminated (i) by Seller pursuant to Section 12.1(b)(ii), (ii) by Buyer pursuant to Section 12.1(c) because of the breach by Seller of Section 7.12 or (ii) by Buyer or by Seller pursuant to Section 12.1(f), in each of the foregoing cases due to (A) the termination of the ACMP Agreement Terminations by Seller (or its Affiliate, as applicable), (B) the mutual termination of the ACMP Agreement Terminations by Seller and Access (or their respective Affiliates, as applicable) or (C) the expiration of the ACMP Agreement Terminations in accordance with the ACMP Agreement Terminations’ terms, then in any such event, the Parties agree and acknowledge that Buyer will suffer damages that are not practicable to ascertain.  Accordingly, if this Agreement is terminated under the circumstances set forth in this Section 12.2(e), then Buyer shall be entitled to the return of the Deposit (and Seller and Buyer promptly shall give joint written instructions to the Escrow Agent to deliver the Deposit to Buyer) and an amount equal to $7,000,000 as liquidated damages, which amount will be immediately payable by Seller to Buyer by wire transfer in immediately available funds.  The Parties agree that Seller’s payment to Buyer of $7,000,000 as liquidated damages pursuant to this Section 12.2(e) is reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement. Buyer agrees that, to the fullest extent permitted by Law, Buyer’s right to the return of the Deposit and the payment of such liquidated damages as provided in this Section 12.2(e) will be the sole and exclusive remedy of Buyer if the Closing does not occur as a result of the termination of this Agreement by Seller pursuant to Section 12.1(b)(ii), by Buyer pursuant to Section 12.1(c) or by Buyer or Seller pursuant to Section 12.1(f), in each of the foregoing cases, under the circumstances set forth in this Section 12.2(e).

(f)                              If this Agreement is terminated by Buyer (or may be terminated by Buyer) pursuant to Section 12.1(c) or Section 12.1(f), in each case, because of the actual breach by Seller or its Affiliates of Section 7.5, the Parties agree and acknowledge that Buyer will suffer damages that are not practicable to ascertain.  Accordingly, if Buyer has such right to terminate this Agreement, then Buyer may elect either (i) to seek specific performance in accordance with Section 13.16 or (ii) to the return of the Deposit (and Seller and Buyer promptly shall give joint written instructions to the Escrow Agent to deliver the Deposit to Buyer) and an amount equal to $33,000,000 as liquidated damages, which amount will be immediately payable by wire transfer in immediately available funds by Seller to Buyer.  The Parties agree that if Buyer elects to have the Deposit returned and have Seller pay Buyer an amount equal to $33,000,000 as liquidated damages, such liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Buyer.  Buyer agrees that, to the fullest extent permitted by Law, Buyer’s right to specific performance under Section 13.16 or to the return of the Deposit and the payment of such liquidated damages as provided in this Section 12.2(f) will be the sole and exclusive remedies of Buyer if the Closing does not occur as a result of the termination of this Agreement by Buyer (or Buyer’s right to terminate this Agreement) pursuant to Section 12.1(c) or Section 12.1(f), in each case, under the circumstances set forth in this Section 12.2(f).

(g)                             If this Agreement is terminated for any reason other than as set forth in Section 12.2(b), Section 12.2(c), Section 12.2(d), Section 12.2(e) or Section 12.2(f), the Parties promptly shall give joint written instructions to the Escrow Agent to deliver the Deposit to Buyer.

12.3                        Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer will destroy all environmental assessments and/or reports, maps and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the MidCon Assets, in each case, in accordance with the Confidentiality Agreement (and subject to such retention rights as are provided in the Confidentiality Agreement); provided that Buyer will be entitled to retain in its corporate records a copy of board papers, reports to management and other documentation prepared in connection with its decision to enter into the transaction, the conduct thereof, and the termination thereof, so long as it maintains the confidentiality thereof in accordance with the Confidentiality Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1                        Appendices, Exhibits and Schedules.  All of the Appendices, Exhibits and Schedules referred to in this Agreement constitute a part of this Agreement.  Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

13.2                        Expenses and Taxes.

(a)                            Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement will be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

(b)                            All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the MidCon Assets to Buyer will be borne by Buyer.  Seller will retain responsibility for, and will bear and pay, all Income Tax Liability, Franchise Tax Liability, and other similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement.  Seller will retain responsibility for, and will bear and pay, all Taxes assessed with respect to the ownership or operation of the MidCon Assets or the Compression Business for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time (which, for the avoidance of doubt, will include any Taxes with respect to the ownership or operation of the MidCon Assets or the Compression Business for the periods set forth in clauses (i) and (ii) that may be assessed against an Affiliate of Seller, including without limitation LandCo).  Seller will retain responsibility for, and will bear and pay, all Taxes assessed with respect to the ACMP Agreements.  All Taxes with respect to the ownership or operation of the MidCon Assets or the Compression Business arising on or after the Effective Time (including all Straddle Period Taxes not apportioned to Seller) will be allocated to and borne by Buyer.  For purposes of allocation between the Parties of Taxes assessed with respect to the ownership or operation of the MidCon Assets or the Compression Business that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time will (A) in the case of such Taxes that are based upon or related to income or receipts or imposed on a transactional basis such as severance or production Taxes, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time; and (B) in the case of other Taxes, be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.  For purposes of subsection (A) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.  To the extent the actual amount of any Taxes described in this Section 13.2(b) is not determinable at Closing, Buyer and Seller will utilize the most recent information available in estimating the amount of such Taxes for purposes of Section 3.2(a)(ii) and Section 3.2(b)(v).  Upon determination of the actual amount of such Taxes, Seller will pay to Buyer to the extent not taken into account in the Final Settlement Statement any additional amount necessary to equal Seller’s share of such Taxes.  In the event the amount of such Taxes paid by Seller or included as a reduction to the Purchase Price pursuant to Section 3.2(b)(v) at Closing exceeds Seller’s share of such Taxes, Buyer will pay the amount of any such overage to Seller.

(c)                             From and after Closing, Seller will file any Tax Return with respect to Taxes assessed with respect to the ownership or operation of the MidCon Assets or the Compression Business attributable to any period ending prior to the Effective Time and will pay any such Taxes shown as due and owing on such Tax Return. Within 15 days prior to filing, Seller will deliver to Buyer a draft of any such Tax Return for Buyer’s review and Seller will consider in good faith any reasonable comments submitted by Buyer within seven days after Seller has provided such draft to Buyer.

(d)                            From and after Closing, Buyer will file any Tax Return with respect to Taxes assessed with respect to the ownership or operation of the MidCon Assets or the Compression Business attributable to a Straddle Period (to the extent such Tax Return was not previously filed) and will pay any such Taxes shown as due and owing on such Tax Return, subject to Buyer’s right of reimbursement for any Taxes for which Seller is responsible under Section 13.2(b).  Within 15 days prior to filing, Buyer will deliver to Seller a draft of any such Tax Return for Seller’s review and Buyer will consider in good faith any reasonable comments submitted by Seller within seven days after Buyer has provided such draft to Seller.

(e)                             Buyer and Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the MidCon Assets or the Compression Business, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Seller, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyer and Seller will retain all books and records with respect to Taxes pertaining to the MidCon Assets or the Compression Business for a period of at least seven years following the Closing Date.  Buyer and Seller will cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the MidCon Assets, the Compression Business or the Allocation.  For the avoidance of doubt, Buyer will have no obligations under this Section 13.2(e) with respect to the ACMP Agreements.

(f)                              Seller will promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller or its Affiliates that reasonably may be expected to relate to or give rise to an Encumbrance on the MidCon Assets or the Compression Business.  From and after Closing, each of Buyer and Seller will promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

13.3                        Assignment.  This Agreement may not be assigned by any Party, in whole or in part, without the prior written consent of the other Party, which may be withheld in such Party’s sole discretion; provided, however, at any time prior to three Business Days prior to the Closing Date, Buyer may, by written notice to Seller, direct Seller to assign a portion of the MidCon Assets to one or more Buyer Designees as the assignee under the applicable Assignment or the grantee under the LandCo Deed; provided, further, that following Closing, Seller may assign this Agreement to Seller Parent. No assignment by any Party of this Agreement will relieve such Party of any of its obligations and responsibilities hereunder.

13.4                        Preparation of Agreement.  Both Seller and Buyer and their respective counsel participated in the preparation of this Agreement.  In the event of any ambiguity in this Agreement, no presumption will arise based on the identity of the draftsman of this Agreement.

13.5                        Notices.  All notices and communications required or permitted to be given hereunder will be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by United States Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided that any such facsimile transmission is confirmed either orally or by written confirmation), or by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation, facsimile transmission or United States Express Mail) addressed to the appropriate Person at the address for such Person shown below:

If to Seller:

MidCon Compression, L.L.C.

6100 N. Western Avenue

Oklahoma City, Oklahoma 73118
Attention:                                         Al Lavenue; Bryan Lemmerman
Telephone:                                   (405) 935-8000
Fax:                                                                       (405) 849-0003
Email:                                                            al.lavenue@chk.com; bryan.lemmerman@chk.com

with a copy to:

Chesapeake Energy Corporation
6100 N. Western Avenue

Oklahoma City, Oklahoma 73118
Attention:                                         Jim Webb
Telephone:                                   (405) 935-9594
Fax:                                                                       (405) 849-9594
Email:                                                            jim.webb@chk.com

and:

Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002-4995
Attention:                                         Hillary Holmes
Telephone:                                   713-229-1508
Fax:                                                                       713-229-7708
Email:                                                            hillary.holmes@bakerbotts.com

If to Buyer:

EXLP Operating LLC

16666 Northchase Drive

Houston, Texas 77060

Attention:                                         General Counsel
Telephone:                                   281-836-7000

Fax:                                                                       281-836-7953

with a copy to:

EXLP Operating LLC

16666 Northchase Drive

Houston, Texas 77060

Attention:                                         Chief Financial Officer
Telephone:                                   281-836-7000
Fax:                                                                       281-836-8895

and:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:                                         Ryan J. Maierson
Telephone:                                   713-546-7420
Fax:                                                                       713-546-5401
Email:                                                            ryan.maierson@lw.com

Any notice given in accordance herewith will be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted and received by facsimile transmission or electronic communication during normal business hours, or if transmitted after normal business hours, on the next Business Day or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be.  The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.5.

13.6                        Further Cooperation.  After the Closing, Buyer and Seller will execute and deliver, or will cause to be executed and delivered from time to time, such further instruments of conveyance and transfer, and will take such other actions as any Party may reasonably request, to convey and deliver the MidCon Assets to Buyer and to accomplish the orderly transfer of the MidCon Assets to Buyer in the manner contemplated by this Agreement.

13.7                        Filings, Notices and Certain Governmental Approvals.  Promptly after Closing, Buyer will use commercially reasonable efforts to (a) record the LandCo Deed relating to the MidCon Assets in all applicable real property records, (b) if applicable, send notices to vendors supplying goods and services for the MidCon Assets of the assignment of the MidCon Assets to Buyer, (c) pursue the approval of all applicable Governmental Authorities of the assignment of the MidCon Assets to Buyer and (d) pursue all other consents and approvals that may be reasonably required in connection with the assignment of the MidCon Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder that will not have been obtained prior to Closing; provided that Buyer will not be required to incur any Liability to pay any money in order to be in compliance with the foregoing subsection (d).  Buyer obligates itself to take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval.  Seller will use its reasonable efforts (without any obligation to incur Liability or to pay money) to assist and cooperate with Buyer in furtherance of Buyer’s efforts pursuant to this Section 13.7.

13.8                        Entire Agreement; Conflicts.  THIS AGREEMENT, THE APPENDICES, EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT.  IN THE EVENT OF A CONFLICT BETWEEN (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT WILL GOVERN AND CONTROL OR (B) THE TERMS AND PROVISION OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY TRANSACTION DOCUMENT, THE TERMS AND PROVISIONS OF THIS AGREEMENT WILL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES OR EXHIBITS HERETO OR ANY TRANSACTION DOCUMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT WILL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS WILL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 13.8.

13.9                        Successors and Permitted Assigns.  This Agreement will be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

13.10                 Parties in Interest.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties and their respective related Indemnified Parties hereunder any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but no Party will have any obligation to do so).

13.11                 Amendment.  This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification.

13.12                 Waiver; Rights Cumulative.  Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance.  No course of dealing on the part of any Party, or their respective officers, employees, agents or representatives, nor any failure by a Party to exercise any of its rights under this Agreement will operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision.  No waiver by any Party of any condition, or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.  The rights of the Parties under this Agreement will be cumulative, and the exercise or partial exercise of any such right will not preclude the exercise of any other right.

13.13                 Governing Law; Jurisdiction; Venue; Jury Waiver.  THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS LOCATED IN HARRIS COUNTY IN THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE EVENTS GIVING RISE TO THIS AGREEMENT.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY OR THE EVENTS GIVING RISE TO THIS AGREEMENT WILL BE EXCLUSIVELY LITIGATED IN THE COURTS HAVING SITES IN HOUSTON, TEXAS (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER).  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

13.14                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will use their reasonable efforts to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.15                 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an original instrument, but all of such counterparts will constitute for all purposes one agreement.  Any signature to this Agreement delivered by a Party by facsimile transmission or other electronic transmission will be deemed an original signature of this Agreement.

13.16                 Specific Performance.  The Parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms of this Agreement and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy; provided, however, that from and after Closing, this Section 13.16 shall not apply to covenants or agreements herein that by their terms are to be performed prior to or at Closing.

13.17                 LandCo.  Notwithstanding anything in this Agreement to the contrary, each of the representations, warranties, agreements and covenants made by Seller with respect to LandCo are limited, in each case, to matters relating to the ownership and/or operation by LandCo of the Real Property and the Facilities (and, for the avoidance of doubt, are not made with respect to any assets, properties, liabilities or other attributes of LandCo other than the Real Property and the Facilities).

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement on the date first above written.

Seller:

MIDCON COMPRESSION, L.L.C.

By:	/s/ Robert D. Lawler
Name:	Robert D. Lawler
Title:	Chief Executive Officer

Buyer:

EXLP OPERATING LLC

By:	/s/ Robert E. Rice
Name:	Robert E. Rice
Title:	Senior Vice President

SOLELY FOR PURPOSES OF AMENDING THE CONFIDENTIALITY AGREEMENT PURSUANT TO SECTION 4.2 AND TERMINATING THE NON-SOLICITATION PROVISIONS OF THE CONFIDENTIALITY AGREEMENT PURSUANT TO SECTION 7.4:

EXTERRAN PARTNERS, L.P.

By: Exterran General Partner, L.P., its general partner

By: Exterran GP LLC, its general partner

By:	/s/ Robert E. Rice
Name:	Robert E. Rice
Title:	Senior Vice President

Signature Page to Purchase and Sale Agreement

APPENDIX I
Definitions

“AAA” means the American Arbitration Association.

“AAA Rules” means the Commercial Arbitration Rules of the AAA.

“Access” means Access Midstream Partners, L.P. or any of its Affiliates.

“Access Liabilities” means any and all Liabilities under the ACMP Agreements (including any Liabilities arising from, based upon or related to any Performance Guarantee under any of the ACMP Agreements) to the extent arising from, based upon or related to the ownership or operation of the MidCon Assets and attributable to the period of time prior to the Closing.

“Accounting Arbitrator” has the meaning set forth in Section 3.6.

“Accrued PTO” has the meaning set forth in Section 5.16(a).

“ACMP Agreement Terminations” means one or more terminations between Seller and Access, or an Affiliate of Access, executed as of the Execution Date but to be effective as of the Closing that terminate the ACMP Agreements.

“ACMP Agreements” means that certain (a) Compression Agreement by and between Seller and Chesapeake MLP Operating, L.L.C., a predecessor in interest to Access, dated as of June 15, 2012, as amended from time to time and (b) Compression Agreement (CMO-1) by and between Seller and Chesapeake Midstream Operating, L.L.C., a predecessor in interest to Access, dated as of September 1, 2012, as amended, including by that certain Amendment thereto dated as of May 6, 2013 and from time to time.

“Acquired Permits” has the meaning set forth in Section 2.1(e).

“Acquired Real Property” has the meaning set forth in Section 7.13.

“Additional Compression Unit” has the meaning set forth in Section 2.1(a).

“Adjusted Purchase Price” has the meaning set forth in Section 3.2.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble, as the same may be amended in writing from time to time.

“Allocation” has the meaning set forth in Section 3.7(a).

“Alternate Transaction” means, (a) other than (i) sales of obsolete or immaterial Compression Units that are no longer necessary in the operation of the MidCon Assets or for which replacement equipment of equal or greater value has been obtained or (ii) sales of Compression Units that individually or in the aggregate do not exceed 13,000 horsepower, any sale or other disposition of, or a joint venture involving any of, the Compression Units to or with another Person (other than Buyer or Buyer’s Affiliates) or any other transaction or series of transactions with respect to the Compression Units that has a materially similar economic effect as the foregoing, or (b) the sale or similar disposition, directly, of any of the equity ownership of any Affiliate of Seller or, any sale or similar disposition of any of the equity ownership of Seller (other than to existing Affiliates of Seller).

“Arbitration Notice” has the meaning set forth in Section 3.6.

“Assignment” means the Assignment and Bill of Sale from Seller to Buyer, and/or one or more Buyer Designees, as applicable, pertaining to the MidCon Assets (other than the Acquired Real Property), substantially in the form attached as Exhibit C.

“Assumed Obligations” has the meaning set forth in Section 11.1.

“Black Easement” has the meaning set forth in Section 7.13.

“Business Day” means any day other than Saturday or Sunday or such other day on which banking institutions in Texas are authorized or required by Law to close.

“Business Employee” means an employee of Seller or of its Affiliates whose name and job description are set forth on Schedule 5.16.

“Buyer” has the meaning set forth in the preamble.

“Buyer 2014 Bonus Amount” has the meaning set forth in Section 7.9(d).

“Buyer Designee” means any Affiliate of Buyer.

“Buyer Indemnified Parties” has the meaning set forth in Section 11.2.

“Buyer Parent” means Exterran Partners, L.P., a Delaware limited partnership.

“Buyer Parent Guaranty” means the Parent Guaranty from Buyer Parent for the benefit of Seller, substantially in the form attached as Exhibit D-2.

“Buyer Representatives” has the meaning set forth in Section 4.1(a).

“Casualty Compression Unit” means a Compression Unit that has been destroyed by fire or other casualty and cannot be repaired or restored to the same or better condition as such Casualty Compression Unit was in prior to such fire or other casualty.

“Claim Notice” has the meaning set forth in Section 11.6(b).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Date Idle HP” means the aggregate horsepower of the Idle Compression Units as of immediately prior to the Closing.

“Closing Date Idle HP Difference” means the Included Idle HP minus the Execution Date Idle HP.

“Closing Date Working HP” means the aggregate horsepower of the Working Compression Units immediately prior to the Closing.

“Closing Date Working HP Difference” means the Closing Date Working HP minus the Execution Date Working HP.

“COBRA” means the health plan coverage continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compass” means Compass Manufacturing, L.L.C., an Oklahoma limited liability company.

“Compass Contract” means that certain Compression Unit Supply Agreement dated as of January 1, 2011 by and between Compass and Seller.

“Compass W/I Rights” has the meaning set forth in Section 2.1(f).

“Compression Business” has the meaning set forth in the Recitals.

“Compression Unit Amount” means an amount equal to (a) the product of $825 multiplied by the Closing Date Working HP Difference plus (b) the product of $600 multiplied by the Closing Date Idle HP Difference.

“Compression Units” has the meaning set forth in Section 2.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement between Seller and Buyer Parent, dated June 11, 2013.

“Consent” has the meaning set forth in Section 5.10.

“Contract” means any written or oral contract or agreement, including any license agreement, purchase order, binding bid, commitment, letter of credit, facilities or equipment leases, compression leases and other similar contracts or agreements.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities for the assignment of the MidCon Assets to Buyer that are customarily and reasonably obtained after the assignment of properties similar to the MidCon Assets.

“Debt Instrument” means an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, note or bond, letters of credit or similar financial Contract.

“Defensible Title” means such good and indefeasible title of LandCo as of the Closing that, subject to the Permitted Encumbrances is free and clear of all Encumbrances.

“Disclosure Schedule Supplement” has the meaning set forth in Section 7.20(a).

“Disclosure Schedule” has the meaning set forth in Section 7.20(a).

“Dispute Notice” has the meaning set forth in Section 3.5.

“Effective Time” means 12:01 a.m. on the first day of the month in which Closing occurs.

“Employee Benefit Plans” means (a) each employee pension benefit plan, as defined in Section 3(2) of ERISA, including each multiemployer plan as defined in Section 3(37) of ERISA, (b) each employee welfare benefit plan, as defined in Section 3(1) of ERISA, (c) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (d) each other employee benefit or compensation plan, program or arrangement, including any severance, employment, consulting, pension, profit sharing, deferred compensation, incentive compensation, compensatory equity or equity-linked, bonus, retirement, supplemental retirement, post-retirement, savings, excess benefit, supplemental unemployment, paid time off, perquisite, tuition reimbursement, outplacement, vacation, sabbatical, sick leave, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, flexible benefit, employee assistance, welfare benefit, fringe benefit or other similar compensation or benefit plan, program, agreement or arrangement, in each case, sponsored, maintained, executed or contributed to, or required to be sponsored, maintained or contributed to, by Seller or any of its Affiliates for the benefit of any Business Employee (or any dependent or beneficiary thereof) or in which any Business Employee (or any dependent or beneficiary thereof) participates.

“Employee Sessions” has the meaning set forth in Section 7.9(i).

“Employment Matters” has the meaning set forth in Section 7.9(i).

“Encumber” means to cause any Encumbrance to exist.

“Encumbrance” means any lien, mortgage, security interest, pledge, charge, defect or encumbrance.

“Environmental Defect” means (a) any circumstance, status or defect affecting the Real Property that constitutes a violation of Environmental Law or an environmental Permit, or that with notice or the passage of time, or both, would constitute a violation of Environmental Law or an environmental Permit, or (b) any Release of Hazardous Materials that has occurred or is occurring at, on, in or under any Real Property.

“Environmental Laws” means (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the Execution Date, and all similar Laws or statutes as of the Execution Date of any Governmental Authority having jurisdiction over the MidCon Assets or the Compression Business and addressing pollution or protection of the environment or biological or cultural resources and all regulations implementing the foregoing; (b) all applicable federal, state, and local Laws in effect as of the Execution Date, including common law, relating to the protection of the public health, welfare, and the environment, including those Laws relating to the storage, handling, and use of chemicals and other Hazardous Materials and those relating to the generation, processing, treatment, storage, transportation, disposal, or other management thereof; and (c) any order, writ, injunction or decree of any Governmental Authority related to the foregoing. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by any gas compression equipment owners, lessors, servicers or operators or recommended by a Governmental Authority.

“Environmental Liabilities” means any Liability (a) resulting from or attributable to the actual or threatened Releases of Hazardous Materials into the environment or resulting from or attributable to exposure to Hazardous Materials; (b) resulting from or attributable to the generation, manufacture, processing, distribution, use, treatment, storage, Release or threatened Release, transport, or handling of Hazardous Materials; or (c) otherwise arising under or related to Environmental Laws or the violation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at the relevant time was) required to be treated as a single employer with Seller under Section 414 of the Code.

“Escrow Account” means that certain escrow account established and maintained pursuant to the terms of the Escrow Agreement and this Agreement.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain escrow agreement, dated as of the Execution Date, by and among Seller, Buyer and the Escrow Agent.

“Evaluation Material” has the meaning set forth in the Confidentiality Agreement.

“Excluded Assets” means:

(a)                            all of Seller’s corporate minute books and corporate financial records that relate to Seller’s business generally (including, to the extent assimilated with other financial information of Seller, financial information relating to the ownership and operation of the MidCon Assets);

(b)                            all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the MidCon Assets with respect to any period of time prior to the Effective Time;

(c)                             any and all offsets, refunds, loss carry forwards and similar credits (and related claims) for Taxes allocable to Seller under this Agreement;

(d)                            all rights, claims, causes of action and interests of Seller (i) that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds) and not relating to any Assumed Obligations or the condition of the MidCon Assets; (ii) under any policy or agreement of insurance (including insurance proceeds, deductibles, co-payments or self-insured requirements), or under any bond, or to any insurance proceeds or, subject to Section 7.2, condemnation awards; (iii) against Third Parties (including those arising in connection with or related to any damage or destruction by fire or other casualty, or, subject to Section 7.2, any taking in condemnation or under right of eminent domain, of any portion of the MidCon Assets prior to the Closing), except to the extent relating to any Assumed Obligations or the condition of any MidCon Asset; or (iv) to the extent relating to any asset other than the MidCon Assets or any Liability other than the Assumed Obligations, including any such items arising under insurance policies (including insurance proceeds, deductibles, co-payments or self-insured requirements) and all guarantees, warranties, indemnities and similar rights in favor of Seller in respect of any asset other than the MidCon Assets or any Liability other than the Assumed Obligations;

(e)                             all audit rights arising under any of the Contracts under which any W/I Rights arise or the Compass Contract or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(f)                              documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Seller or its Affiliates, (ii) bids submitted by other prospective purchasers of the MidCon Assets or Compression Business, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller or its Affiliates or their respective representatives, and any prospective purchaser other than Buyer, (v) correspondence between Seller or its Affiliates or any of their respective representatives with respect to any of the bids, the prospective purchasers, or the transactions contemplated in this Agreement and (vi) any confidential information memoranda and/or projections prepared and submitted to other prospective purchasers of the MidCon Assets or Compression Business;

(g)                             other than the Facilities, all offices of Seller and LandCo (including any owned or leased real property relating thereto) and personal computers and other personal property therein;

(h)                            all assets of or related to any Employee Benefit Plan or any similar plan (without regard to whether it benefits Business Employees) maintained, contributed to or sponsored by Seller or any of its ERISA Affiliates;

(i)                                the ACMP Agreements and all Contracts of Seller (other than (i) with respect to any W/I Claim under any of the Contracts under which any W/I Rights arise or the Compass Contract and (ii) New Compression Unit Purchase Orders), in each case including all revenues thereunder or attributable thereto;

(j)                               all cash and cash equivalents of Seller;

(k)                            all of Seller’s Intellectual Property, including the Seller Marks;

(l)                                except for the Permits described in Section 2.1(e), Seller’s Permits necessary for the conduct of Seller’s business generally;

(m)                        the Excluded Compression Units (if any);

(n)                            the Excluded Real Property (if any);

(o)                            any Intellectual Property that is the subject of any Retained Litigation; and

(p)                            the Retained Claims (if any).

“Excluded Compression Units” has the meaning set forth in Section 7.14(c).

“Excluded Employee Liabilities” means (i) all Liabilities of Seller and its Affiliates relating to any current or former Business Employee, or any dependent or beneficiary thereof, who does not become a Transferred Employee and (ii) all Liabilities of Seller and its Affiliates arising prior to the Closing Date or related to a period prior to the Closing Date relating to any Transferred Employee, or any dependent or beneficiary thereof, including:

(a)                            any Liability arising at any time under or in connection with any Employee Benefit Plan,

(b)                            any Liability that constitutes a Pre-Closing COBRA Liability or a Pre-Closing WARN Act Liability,

(c)                             any Liability arising in connection with the actual or prospective employment or engagement, the retention and/or discharge by Seller or any of its Affiliates of any current or former Business Employee,

(d)                            any Liability for wages, remuneration, compensation, benefits, severance or other accrued obligations, and

(e)                             any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation Law or regulation or under any federal or state employment Law or other Law or regulation relating to employment, discrimination, classification or other matters relating to Business Employees;

provided that, for the avoidance of doubt the term “Excluded Employee Liabilities” shall not include the Buyer 2014 Bonus Amount.

“Excluded Real Property” has the meaning set forth in Section 7.13.

“Excluded Real Property Amount” means the agreed value of the Real Property set forth in Exhibit A-2.

“Execution Date” has the meaning set forth in the preamble.

“Execution Date Idle HP” means the aggregate horsepower of the Idle Compression Units as of the Execution Date.

“Execution Date Working HP” means the aggregate horsepower of the Working Compression Units as of the Execution Date.

“Existing Compression Units” has the meaning set forth in Section 2.1(a).

“Facilities” has the meaning set forth in Section 2.1(b).

“Final Settlement Statement” has the meaning set forth in Section 3.5.

“Financial Statements” has the meaning set forth in Section 7.15(a).

“Franchise Tax Liability” means any Tax imposed by a state on Seller’s, or any Affiliate of Seller’s, gross or net income and/or capital for the privilege of engaging in business in that state that was or is attributable to Seller’s, or any Affiliate of Seller’s, ownership of an interest in any of the MidCon Assets.

“Fundamental Representations” means (a) with respect to Seller those representations and warranties of Seller set forth in Section 5.1, Section 5.2 and Section 5.5 and (b) with respect to Buyer those representations and warranties of Buyer set forth in Section 6.1, Section 6.2 and Section 6.5.

“GAAP” means generally accepted accounting principles as used in the United States of America.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Materials” means any substance, material, waste or radiation including any: (a) pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials,

wastes, constituents, compounds, products or chemicals that are regulated by or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “chemical substance,” “toxic pollutant,” “contaminant” or “pollutant”, or may form the basis of Liability under, any Environmental Laws, including NORM; (b) hydrocarbons, petroleum, petrochemical or petroleum products, petroleum substances, natural gas liquid, condensate, natural gas, crude oil or any components, fractionations or derivatives thereof or any mixtures containing any of the foregoing; (c) oil and gas exploration and production wastes, including produced and flow back waters; and (d) asbestos containing materials, mercury, polychlorinated biphenyls, mold, radioactive materials, urea formaldehyde foam insulation, or radon gas.

“HP Notice” has the meaning set forth in Section 7.14(a).

“HP Response” has the meaning set forth in Section 7.14(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Idle Compression Units” means those Compression Units that are not billing under an ACMP Agreement other than Casualty Compression Units and the New Compression Units.

“Included Idle Compression Units” means the Idle Compression Units, excluding the Excluded Compression Units, if any.

“Included Idle HP” means the aggregate horsepower of the Included Idle Compression Units.

“Income Tax Liability” means any Liability of Seller or any Affiliate of Seller attributable to any federal, state, or local income Tax measured by or imposed on the net income of Seller or any Affiliate of Seller that was or is attributable to Seller’s or any Affiliate of Seller’s ownership of an interest in or the operation of any of the MidCon Assets.

“Indemnified Party” has the meaning set forth in Section 11.6(a).

“Indemnifying Party” has the meaning set forth in Section 11.6(a).

“Indemnity Deductible” has the meaning set forth in Section 11.4(a).

“Insurance Policies” has the meaning set forth in Section 5.22.

“Intellectual Property” means all United States and foreign (a) patents, patent applications, utility models or statutory invention registrations (whether or not filed), and invention disclosures, including all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (whether or not filed) and the goodwill associated therewith; (c) copyrights, whether registered or unregistered, and registrations and applications for registration thereof (whether or not filed) and other works of authorship, whether or not published; (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e) domain names and uniform resource locators, and all contractual rights to the foregoing; (f) the right to sue and collect damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (g) moral rights relating to any of the foregoing.

“Inventory” has the meaning set forth in Section 2.1(c).

“Inventory Amount” has the meaning set forth in Section 3.4(a).

“Inventory Audit” has the meaning set forth in Section 3.4(a).

“Knowledge” means (a) with respect to Seller the actual knowledge (without investigation or inquiry) of Al Lavenue, Cary Baetz, Leonard Ledford, Greg Alexander, Terri Mosher, Daron Fredrickson and David Treadwell and (b) with respect to Buyer the actual knowledge (without investigation or inquiry) of David Miller, Rob Rice, Donald Wayne or Steve Muck.

“LandCo” means Chesapeake Land Development Company, L.L.C., an Oklahoma limited liability company.

“LandCo Deed” has the meaning set forth in Section 7.19.

“Large Compression Units” means those Compression Units capable of supplying, on an individual basis, greater than 400 horsepower.

“Law” means any applicable statute, law (including any obligation arising under the common law), rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable attorney’s fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, death and property damage.

“Limitation of Liability Exclusions” has the meaning given such term in Section 11.4(a).

“LOI” means that certain Letter of Intent to Acquire Certain Assets of MidCon Compression, L.L.C., by and between Buyer Parent and Seller, dated October 18, 2013, as amended.

“Material Adverse Effect” means any change, event, occurrence, condition or fact (for the purposes of this definition, each, an “event”) that has, or would reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect upon the ability of Seller to consummate the Sale and the other transactions contemplated hereby or (b) a material adverse effect on the MidCon Assets or the results of operations or financial condition of the Compression Business, taken as a whole; provided, however, that “Material Adverse Effect” will not include any event constituting or resulting from any one or more of the following:  (i) the announcement of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement; (ii) any change in general market, economic, financial or political conditions in the area in which the MidCon Assets are located, the United States or worldwide, or securities or financial markets in general; (iii) any change that affects the industry in which the Compression Business operates as a whole; (iv) any change arising in connection with natural disasters or acts of nature, civil unrest, any disease or hostilities, terrorist activities or war or a material worsening of any of the foregoing existing or underway as of the Execution Date; (v) the breach by Buyer or any Buyer Representative of the provisions of Section 4.1 or Section 7.9(b); (vi) any change in Laws or accounting rules and any interpretations thereof from and after the Execution Date; (vii) any failure of the Compression Business to meet any projections or (viii) Seller’s failure to take any action described in Section 7.1(b)(viii)(B) or Section 7.1(b)(viii)(D) due to Buyer’s unreasonable refusal to provide a timely, unconditioned consent to such action, in the case of clauses (ii), (iii), (iv) or (vi), other than to the extent as may disproportionately impact the Compression Business relative to other companies or joint ventures in the same industry.  In the event of any casualty or condemnation loss, any repairs or replacements made prior to the Closing shall be taken into account in assessing whether a Material Adverse Effect has occurred after the Execution Date.

“MidCon Assets” has the meaning set forth in Section 2.1.

“Missing Inventory” has the meaning set forth in Section 3.4(a).

“NE ACMP Agreements” means that certain (a) Compression Agreement by and between Seller and Appalachia Midstream Services, L.L.C., a predecessor in interest to Access, dated as of June 15, 2012, as amended from time to time and (b) Compression Agreement (CMO 2) by and between Seller and Chesapeake MLP Operating, L.L.C., a predecessor in interest to Access, dated as of September 1, 2012, as amended from time to time.

“New Access Compression Units” has the meaning set forth in the definition of “Restricted Business”.

“New Compression Unit” means a compression unit that (a) is requested by Access on or after the Execution Date under the ACMP Agreements, (b) has been ordered from Compass pursuant to a purchase order in accordance with Section 7.21 and (c) has not been delivered (and is not billing under an ACMP Agreement) prior to the Closing Date.

“New Compression Unit Costs” has the meaning set forth in the definition of “Operating Expenses”.

“New Compression Unit Purchase Order” has the meaning set forth in Section 7.21.

“NORM” means naturally occurring radioactive material.

“Operating Expenses” means all operating expenses (including general and administrative costs to the extent and only to the extent incurred in connection with the operation of the MidCon Assets) and capital expenditures, incurred in the ownership or operation of the MidCon Assets in the ordinary course of business, if any, but excluding (a) capital expenditures related to the New Compression Units (“New Compression Unit Costs”), (b) capital expenditures incurred with respect to the time period from and after the Effective Time to replace any Inventory owned on the Execution Date (or replacements thereof), (c) costs of insurance and Taxes and (d) Liabilities attributable to (i) personal injury or death, property damage, torts, breach of contract or violation of any Law, (ii) obligations relating to the dismantling or decommissioning of facilities and restoring the surface around such facilities, (iii) Environmental Liabilities and (iv) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding subsections (d)(i) through (d)(iii), whether such claims are made pursuant to Contract or otherwise.

“Outside Termination Date” means May 29, 2014.

“Party” and “Parties” have the meanings set forth in the preamble.

“Performance Guarantee” means the guarantee of Seller pursuant to Article 11 of each of the ACMP Agreements (except in the case of that certain Compression Agreement by and between Seller and Chesapeake MLP Operating, L.L.C. dated as of June 15, 2012, the guarantee of Seller pursuant to Article 10 thereof) that the Equipment (as defined in the applicable ACMP Agreement) will meet specified run time and throughput minimums each month.

“Permit” means any permit, license, registration, consent, order, approval, variance, exemption, waiver, franchise or other authorization granted or issued by any Governmental Authority.

“Permitted Encumbrances” means (a) Customary Post-Closing Consents; (b) Encumbrances for Taxes, assessments or other governmental charges or levies (i) that are not yet due or payable or (ii) that are that are being contested in good faith by appropriate proceedings and are disclosed on Schedule 5.12; (c) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Encumbrances imposed by Law (in each case) for charges or amounts not yet due or payable (including any amount being withheld as provided by Law); (d) (i) defects or imperfections of title, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping of improvements (in each case) affecting any MidCon Asset (ii) easements (including for gas pipelines and power lines), declarations, covenants, rights-of-way and surface leases, and (iii) zoning, building and other land use ordinances, variances, and conditional use permits, (in each of the foregoing cases) that do not materially and adversely affect the ownership, operation, use or value of the affected MidCon Asset (as currently owned, operated, used and valued); (e) all applicable Laws and all rights reserved to or vested in any Governmental Authority to control or regulate any MidCon Assets in any manner; and (f) any Encumbrance affecting the MidCon Assets that is discharged by Seller at or prior to Closing.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“Personal Property” has the meaning set forth in Section 2.1(d).

“Pre-Closing COBRA Liability” means any Liability arising under COBRA in respect of any Business Employee (or any beneficiary or dependent thereof) or any other current or former employee (or any beneficiary or dependent thereof) of Seller or any of its ERISA Affiliates, in any case, who does not become a Transferred Employee.

“Pre-Closing WARN Act Liability” means any Liability of Seller or its Affiliates arising under the WARN Act with respect to any mass layoff, plant closing or other termination of employees, in any case, occurring on or prior to the Closing Date with respect to any Business Employee or any other current or former employee of Seller or any of its ERISA Affiliates, in any case, who does not become a Transferred Employee.

“Preferential Purchase Right” has the meaning set forth in Section 5.11.

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4(b).

“Preliminary Settlement Statement Date” has the meaning set forth in Section 3.4(b).

“Prohibited Period” has the meaning set forth in Section 7.11(a).

“Properties” has the meaning set forth in Section 2.1(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Real Property” means that certain parcel of real property comprised of approximately 3.85 acres, more or less, in the northeastern portion of that certain 25.4242 acre tract of real property located in Woods County, Oklahoma and the facility thereon commonly referred to as the NOMAC facility, each of which are described on Exhibit A-2, together with any fee interests, surface leases, easements and other real property and/or the right to use the surface relating thereto.

“Real Property Election Date” has the meaning set forth in Section 7.13.

“Records” has the meaning set forth in Section 2.1(i).

“Release” means any presence, releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Replacement Contract” means the new agreement between Buyer and Access, or an Affiliate of Access, to be effective as of the Closing and that replaces the ACMP Agreements, substantially in the form of the attached Exhibit E.

“Restricted Area” means the states of Arkansas, Louisiana, Oklahoma, Texas and Wyoming.

“Restricted Business” means the compression of natural gas and the operation, repair or maintenance of any natural gas compression unit, including parts, people or equipment relating thereto, for Access and/or successors in interest to Access; provided, however, that “Restricted Business” will not include (a) the sale by Compass of new natural gas compression units to Access (the “New Access Compression Units”) and the provision by Compass or its Affiliate of start-up services and warranty services and uncontracted, immaterial maintenance completed in conjunction with start-up or warranty services, (b) the sale by Seller of natural gas compression units to Access which Access has notified Seller is for use in the State of Wyoming and the provision by Seller or its Affiliate of start-up services and warranty services and uncontracted, immaterial maintenance completed in conjunction with start-up or warranty services, and (c) the sale of natural gas compression units and provision of related compression services (including compression leases and/or rentals) in connection with the sale of a gathering system.

“Retained Claims” has the meaning set forth in Section 7.2(c).

“Retained Liabilities” means:

(a)                            all obligations and Liabilities, known or unknown, to the extent arising from, based upon or related to the ownership or operation of the MidCon Assets and attributable to the period of time prior to the Effective Time, including the Access Liabilities;

(b)                            Retained Litigation;

(c)                             any Seller Tax Liabilities;

(d)                            the Excluded Employee Liabilities;

(e)                             the Excluded Assets; and

(f)                              those Liabilities specifically allocated to Seller pursuant to Section 7.9 with respect to Business Employees (or any dependent or beneficiary of any Business Employee).

“Retained Litigation” means the claims, rights, actions, suits and proceedings, if any, set forth on Schedule 5.7(a) or Schedule 5.7(b).

“Sale” has the meaning set forth in the Recitals.

“Scheduled Value” means the value of the Inventory, as set forth on Exhibit A-3.

“SEC” means the Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller 2013 Bonus Amount” has the meaning set forth in Section 7.9(d).

“Seller Indemnified Parties” has the meaning set forth in Section 11.3.

“Seller Marks” means any logo, trademark or trade name belonging to Seller or its Affiliates.

“Seller Parent” means Chesapeake Energy Corporation, an Oklahoma corporation.

“Seller Parent Guaranty” means the Parent Guaranty from Seller Parent for the benefit of Buyer, substantially in the form attached as Exhibit D-1.

“Seller Representatives” means any officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives, in each case, of Seller or its Affiliates.

“Seller Tax Liabilities” means:

(a)                            any Income Tax Liability or Franchise Tax Liability;

(b)                            Taxes for which Seller is responsible pursuant to Section 13.2(b);

(c)                             any Liability of Seller (or LandCo) for any Taxes other than (i) Transfer Taxes and (ii) Taxes attributable to the ownership or operation of any of the MidCon Assets or the Compression Business; and

(d)                            any Liability of Seller (or LandCo) for the Taxes of any Person other than Seller (or LandCo), as a transferee or successor, by Contract or otherwise, that are either (i) attributable to the ownership or operation of any of the MidCon Assets or the Compression Business prior to the Effective Time or (ii) not attributable to the ownership or operation of any of the MidCon Assets or the Compression Business.

“Side Letter” means the letter agreement dated January 15, 2014, by Seller and Buyer Parent.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Employee” has the meaning set forth in Section 7.4.

“Survey” has the meaning set forth in Section 7.24.

“Tax Records” means ad valorem, property, excise and similar Tax Returns and related documents.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum, or estimated tax or other tax of any kind whatsoever, including any interest, fine, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement and, for the avoidance of doubt, the term “Third Party” includes Access.

“Third Party Claim” has the meaning set forth in Section 11.6(b).

“Transaction Documents” means those documents executed and/or delivered pursuant to or in connection with this Agreement; provided that, for the avoidance of doubt, the term “Transaction Documents” shall not include this Agreement.

“Transfer Taxes” means any sales, use, excise, real property transfer, registration, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers to Buyer contemplated by this Agreement.

“Transferred Employees” has the meaning set forth in Section 7.9(a).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references herein to sections of the Treasury Regulations will include any corresponding provision or provisions of amended, succeeding, similar, substitute, proposed or final Treasury Regulations.

“Vehicle Equipment” has the meaning set forth in Section 2.1(g).

“Vehicles” has the meaning set forth in Section 2.1(g).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“W/I Claims” has the meaning set forth in Section 5.9(b).

“W/I Rights” has the meaning set forth in Section 2.1(f).

“Working Compression Units” means, as of any date, those Compression Units that are billing or contracted for under an ACMP Agreement on such date, other than any Casualty Compression Unit or New Compression Unit.